Exhibit 4.2

STOCK AND ASSET PURCHASE AGREEMENT

between

TYCOM (US) HOLDINGS, INC.,

TYCO GLOBAL NETWORKS LTD.,

TYCO INTERNATIONAL GROUP, S.A.,

VSNL BERMUDA LTD.,

and

VIDESH SANCHAR NIGAM LIMITED

DATED November 1, 2004

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Exhibits:
Exhibit A	Form of Belgium Implementing Agreement
Exhibit B	Form of France Implementing Agreement
Exhibit C	Form of Germany Implementing Agreement
Exhibit D	Form of Guam Implementing Agreement
Exhibit E	Form of Japan Implementing Agreement
Exhibit F	Form of Netherlands Implementing Agreement
Exhibit G	Form of Portugal Implementing Agreement
Exhibit H	Form of Spain Implementing Agreement
Exhibit I	Form of UK Implementing Agreement
Exhibit J	Form of Exclusivity Agreement
Exhibit K	Form of Marine Maintenance Management Agreement
Exhibit L	Form of Professional Services Agreement
Exhibit M	Form of Test Bed Use Agreement
Exhibit N	Form of Agreement for the Storage of Wet Plant
Exhibit O	Form of Technology License Agreement

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STOCK AND ASSET PURCHASE AGREEMENT

This Stock and Asset Purchase Agreement is made and entered into on this 1st day of November, 2004, by and among TyCom (US) Holdings, Inc., a Nevada corporation (“TyCom”), Tyco Global Networks Ltd., a Bermuda company (“TGNL” and, together with TyCom, collectively, the “Sellers”), Tyco International Group, S.A., a Luxembourg company (“Seller Parent”), VSNL Bermuda, Ltd., a Bermuda limited company (“Purchaser”) and Videsh Sanchar Nigam Limited, an Indian limited company (“Purchaser Parent”).

W I T N E S S E T H:

WHEREAS, Sellers, through certain of their respective Subsidiaries (as defined below), are engaged in the Business;

WHEREAS, each Seller is the direct or indirect owner of controlling stock interests in one or more of the Stock Selling Corporations as set forth in Schedule 1.1(d) and of controlling stock interests in one or more of the Asset Selling Corporations as set forth in Schedule 1.1(a);

WHEREAS, the Stock Selling Corporations are the record and beneficial owners of the issued and outstanding shares of capital stock of the Conveyed Subsidiaries as set forth in Schedule 3.3(b);

WHEREAS, the Asset Selling Corporations own the Purchased Assets; and

WHEREAS, the parties hereto desire that, at the Closing, (i) Sellers shall cause the Stock Selling Corporations to sell and transfer to Purchaser, and Purchaser shall purchase from the Stock Selling Corporations, all of the issued and outstanding shares of capital stock or other equity interests of the Conveyed Subsidiaries owned by such Stock Selling Corporations (collectively, the “Shares”), and (ii) Sellers shall cause the Asset Selling Corporations to sell and transfer to Purchaser and/or the PurchaserDesignee(s), and Purchaser and/or the Purchaser Designee(s) shall purchase from the Asset Selling Corporations, all of the Purchased Assets and assume all of the Assumed Liabilities, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Accountant” shall have the meaning set forth in Section 2.8(b).

“ACMA” shall mean that certain non-profit cooperative arrangement among those Persons party to the ACMA Contract (other than Tyco Telecommunications (US) Inc.).

“ACMA Contract” shall mean that certain Contract for ACMA Submarine Telecommunications Cable Maintenance and Related Services, dated as of December 18, 2002, by and among Transoceanic Cable Ship Company, Inc., Aliant Telecom Inc., Administracion Nacional de Telecommunicaciones, Antelecom, AT&T Corp., The Bahamas Telecommunications Company Limited, British Telecommunications plc, Cabo Verde Telecom SARL, Compania Anonima Nacional Telefonos de Venezuela, Communications Networking Services (UK), Compania Dominicana de Telefonos, C. por A., Cable and Wireless, plc, Cable & Wireless (Cayman Islands) Limited, Cable & Wireless Panama, S.A., Cable & Wireless UK, Eircom Limited, Empresa Brasileira de Telecomminicacões, SA, Emergia Sociedad Anónima, Empresa Nacional de Telecommunicaciones, S.A., Esat Telecommunications Limited, FLAG Limited, FLAG Telecom Global Network Limited, France Telecom S.A., Gemini Submarine Cable System Limited, Global Crossing Network Center (UK) Ltd., Empresa Hondureña de Telecommunicaciones, Itissalat Al Maghrib, Insttituto Costarricense de Electricadad, Iceland Telecom Ltd., Level 3, Companhia Portuguesa Radio Marconi, S.A., ntl Group Limited, Pacifictel, S.A., Private Transatlantic Telecommunications System Inc., Servicio di Telecommunicacion di Aruba, Société Nationale des Télécommunications due Sénégal, Sprint Communications Company, TDC Tele Danmark A/S, TELECOM ARGENTINA, Empresa Nacional de Telecommunicaciones de Colombia, Telecom Italia, S.p.A., TELEFONICA DE ARGENTINA SOCIEDAD ANONIMA, Telefonica de España, Sociedad Anonima Unipersonal, Compania de Telefonos de Chile Transmisiones Regionales, S.A., Telefonica del Peru, Teleglobe Inc., Telia International Carrier AB, Telkom SA Limited, Telefonos de Mexico, S.A. de C.V., Telefonica Larga Distancia de Puerto Rico Inc., T-Systems International GmbH and Telecommunications Services of Trinidad and Tobago Limited, as amended, modified or supplemented from time to time.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Purchase Price” shall have the meaning set forth in Section 2.7.

“Agreed Claims” shall have the meaning set forth in Section 9.3(c).

“Agreement” shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Allocation” shall have the meaning set forth in Section 2.9.

“Anniversary Break Date” shall have the meaning set forth in Section 10.1(e).

“Asset Closing Payment” shall have the meaning set forth in Section 2.7(c).

“Asset Purchase Price” shall have the meaning set forth in Section 2.7.

“Asset Selling Corporation” shall mean each entity listed on Schedule 1.1(a), and all such entities shall be referred to, collectively, as the “Asset Selling Corporations”.

“Assumed Contracts” shall have the meaning set forth in Section 2.2(d).

“Assumed Liabilities” shall have the meaning set forth in Section 2.5.

“Belgium Implementing Agreement” shall mean the agreement in the form attached hereto as Exhibit A between Purchaser and the applicable Seller Corporations for the purpose of effecting the sale, transfer and conveyance on the Closing Date, or as soon thereafter as may be effected, of the relevant Shares to the extent it is necessary or desirable to document same separately from this Agreement in furtherance of the Laws of the Kingdom of Belgium.

“Business” shall mean the operation as of the date hereof by the Conveyed Subsidiaries and the Asset Selling Corporations of a global network comprised of (i) subsea and terrestrial fiber-optic capacity and related offices, network and support facilities known as the “Tyco Global Network” and (ii) the C2C Assets. For the avoidance of doubt, “Business” shall not include the System Supply Business.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

“Business Employee” shall mean each individual who is listed on Schedule 3.15(a) as of the date hereof as an employee of (or who is subsequently added as such at any time prior to the Closing Date in an update to such Schedule prepared and delivered to Purchaser by Sellers within five (5) days after commencement of employment with respect thereto (which Schedule shall also be updated by Sellers to remove individuals who are no longer Business Employees for purposes hereof)), and who, as of and immediately prior to the Closing Date, remains employed by or holds a valid and effective offer of employment from (1) any Conveyed Company or (2) any Asset Selling Corporation or another Affiliate of TyCom to the extent performing or engaged to perform services and functions that relate primarily to the Business.

“Cash and Cash Equivalents” shall mean cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority.

“Certificate” shall have the meaning set forth in Section 9.3(a).

“Closing” shall mean the closing of the transactions contemplated by this Agreement pursuant to the terms and conditions of this Agreement.

“Closing Consents” shall have the meaning set forth in Section 10.1(d).

“Closing Date” shall have the meaning set forth in Section 2.10(a).

“Closing Date Working Capital” shall have the meaning set forth in Section 2.8(b).

“Closing Date Working Capital Statement” shall have the meaning set forth in Section 2.8(a).

“Closing Payment” shall have the meaning set forth in Section 2.7(c).

“COBRA” shall have the meaning set forth in Section 5.4(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral Source” shall have the meaning set forth in Section 9.7.

“Competing Transaction” shall have the meaning set forth in Section 5.14(i).

“Competition Laws” shall mean statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of February 28, 2004, between Tyco International (US) Inc. and Purchaser or an Affiliate of Purchaser.

“Contest” shall mean any audit, court proceeding, or other dispute with respect to any Tax matter that affects any of the Conveyed Companies.

“Conveyed Companies” shall mean the Conveyed Subsidiaries and their Subsidiaries, and each of the Conveyed Companies shall be referred to individually as a “Conveyed Company”.

“Conveyed Subsidiaries” shall mean those entities listed on Schedule 3.3(b), and each of the Conveyed Subsidiaries shall be referred to individually as a “Conveyed Subsidiary”.

“C2C Assets” shall mean all right, title and interest of the Asset Selling Corporations in (a) the dark fiber IRU, as set forth in the Second Amended and Restated Fiber Right of Use Agreement dated 8th December 2000, and re-dated 10th January 2002 and further re-dated 20 September 2003, between C2C PTE LTD. and Tyco Global Networks Ltd., on the pan-Asian fiber optic cable network owned and operated by C2C Pte Ltd. and its Affiliates, (b) the Wet/Dry Plant Operations and Maintenance Agreement (C2C FRUA) dated September 30, 2003 between C2C Pte Ltd. and Tyco Telecommunications (US) Inc., (c) the Upgrade Agreement for Upgrades and Enhancements (C2C FRUA) dated September 30, 2003 between C2C Pte Ltd. and Tyco Global Networks Ltd., and (d) the Collocation License and Services Agreement for Chikura dated September 30, 2003 between C2C Japan KK and Tyco Networks (Japan) K.K. For the avoidance of doubt, “C2C Assets” shall not include TyCom Asia Networks Ltd.’s interest in the C2C Holdings Pte Ltd. Joint Venture Agreement and all other rights and obligations associated with its ownership interest therein.

“Deposit” shall have the meaning set forth in Section 2.7(a).

“Dollars” and “$” shall each mean lawful money of the United States.

“Employee Benefit Plan” shall have the meaning set forth in Section 3.15(b).

“Environmental Law” shall have the meaning set forth in Section 3.10(a).

“Equipment” shall have the meaning set forth in Section 2.2(c).

“Equipment Leases” shall have the meaning set forth in Section 2.2(c).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“EU Asset Selling Corporation” means each Asset Selling Corporation that owns and operates a portion of the Business that is ordinarily based in any member state of the European Union.

“EU Business Employee” means any Business Employee employed by an EU Asset Selling Corporation ordinarily working in any member state of the European Union.

“Evaluation Material” shall have the meaning set forth in Section 5.1(b).

“Excluded Assets” shall have the meaning set forth in Section 2.4(a).

“Excluded Contracts” shall have the meaning set forth in Section 2.4(a)(xi).

“Excluded Records” shall have the meaning set forth in Section 2.4(a)(xv).

“Exon-Florio” shall mean Section 721 of the Defense Production Act of 1950, as amended, and the regulations and rules promulgated thereunder.

“Exon-Florio Notification” shall have the meaning set forth in Section 5.3(b).

“FCC” shall mean the Federal Communications Commission of the United States of America.

“Final Determination” means, with respect to any Taxes, (i) the expiration of the statute of limitations on both assessments and refunds of such Taxes, or (ii) the final settlement of Taxes through agreement of the parties to an administrative or judicial proceeding or by an administrative or judicial decision from which no appeal can be taken or the time for taking any such appeal has expired.

“France Implementing Agreement” shall mean the business transfer agreement in the form attached hereto as Exhibit B between Purchaser and the applicable Seller Corporation for the purpose of effecting the sale, transfer and conveyance on the Closing Date, or as soon thereafter as may be effected, of the relevant Purchased Assets and Assumed Liabilities to the extent it is necessary or desirable to document the same separately from this Agreement in furtherance of the Laws of the French Republic.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Germany Implementing Agreement” shall mean the notarial deed in the form attached hereto as Exhibit C between Purchaser and the applicable Seller Corporation for the purpose of effecting the sale, transfer and conveyance on the Closing Date, or as soon thereafter as may be effected, of the relevant Shares to the extent it is necessary or desirable to document the same separately from this Agreement in furtherance of the Laws of the Federal Republic of Germany.

“Governmental Antitrust Entity” shall have the meaning set forth in Section 5.3(c).

“Governmental Authority” shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of any country, province, prefect, municipality, locality or other government or political subdivision thereof, or any international or multinational authority or any quasi-governmental or private body, exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Governmental Authorizations” shall mean all licenses, permits, certificates, registrations, notifications and other authorizations and approvals required to carry on the Business as conducted as of the date of this Agreement under the applicable Laws of any Governmental Authority.

“Governmental Consent” shall mean: (1) any permission, approval, waiver, consent, exemption or clearance by any Governmental Authority required to be obtained prior to Closing by Purchaser, Sellers, Seller Corporations or the Conveyed Companies in connection with the acquisition of the Shares or the Purchased Assets or the taking of any action contemplated by this Agreement, provided, however, that for purposes of Exon-Florio, Governmental Consent shall be deemed granted with respect to the transactions contemplated by this Agreement, if (i) the period specified in Exon-Florio following the Exon-Florio Notification shall have expired without written notification of initiation of investigation, or (ii) the period specified in Exon-Florio following the initiation of an investigation shall have expired without suspension or prohibition of such transactions; or (2) any notification or registration required to be made to any Governmental Authority prior to Closing by Purchaser, Sellers, the Seller Corporations or the Conveyed Companies in connection with the acquisition of the Shares or the Purchased Assets or the taking of any action contemplated by this Agreement.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Gross Purchase Price” shall have the meaning set forth in Section 2.7.

“Guam Implementing Agreement” shall mean the agreement in the form attached hereto as Exhibit D between Purchaser and the applicable Seller Corporations for the purpose of effecting the sale, transfer and conveyance on the Closing Date, or as soon thereafter as may be effected, of the relevant Shares to the extent it is necessary or desirable to document the same separately from this Agreement in furtherance of the Laws of the Territory of Guam.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Taxes” shall mean any Taxes based on or measured by or with respect to gross or net income or receipts (including capital gains Taxes, minimum Taxes, income Taxes collected by withholding, and Taxes on Tax preference items), together with any interest, penalties, or additions imposed with respect thereto.

“Indebtedness” means, as to any Person (a) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (f) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (e) hereof) on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person, and (g) any contingent obligations of such Person with respect to any of the foregoing. For the avoidance of doubt, the term “Indebtedness” shall not include any IRU entered into by any Person.

“Indemnified Party” shall have the meaning set forth in Section 9.3 (a).

“Indemnifying Party” shall have the meaning set forth in Section 9.3(a).

“Intellectual Property” shall mean any of the following: United States or foreign (1) patents, and applications therefor; (2) registered and unregistered trademarks, service marks and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (3) registered and unregistered copyrights and mask works, and applications for registration; (4) internet domain names, applications and reservations therefor and uniform resource locators; and (5) trade secrets and proprietary information not otherwise listed in (1) through (4) above, including unpatented inventions, invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, computer software programs, databases, data collections and other proprietary information or material of any type.

“IRS” shall mean the Internal Revenue Service of the United States of America.

“IRU” shall mean an indefeasible right to use capacity on a network (including the Network Facilities).

“Japan Implementing Agreement” shall mean the bill of sale in the form attached hereto as Exhibit E between Purchaser and the applicable Seller Corporations for the purpose of effecting the sale, transfer and conveyance on the Closing Date, or as soon thereafter as may be effected, of the relevant Purchased Assets to the extent it is necessary or desirable to document the same separately from this Agreement in furtherance of the Laws of Japan.

“Knowledge of Sellers” shall have the meaning set forth in Section 1.4.

“Laws” shall include any federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation or code of any Governmental Authority, or any Governmental Order.

“Leased Real Property” shall have the meaning set forth in Section 2.2(a).

“Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“License Agreement” shall have the meaning set forth on Schedule 6.7.

“Liens” shall mean any lien, security interest, option, pledge, right of first refusal, claim, easement, mortgage, charge, indenture, joint ownership, deed of trust, right of way, restriction on the use of real property, encroachment, license to a third party, lease to a third party, security agreement, and any other encumbrance, preference, priority, restriction or limitation on the use of real or personal property or irregularity in title thereto.

“Local Implementing Agreements” shall mean, collectively, the Japan Implementing Agreement, the Spain Implementing Agreement, the Netherlands Implementing Agreement, the Germany Implementing Agreement, the UK Implementing Agreement, the France Implementing Agreement, the Belgium Implementing Agreement, the Portugal Implementing Agreement, the Guam Implementing Agreement, and such other agreements, documents or instruments as may be necessary or desirable to effect the sale, transfer and conveyance of the Purchased Assets, Assumed Liabilities and Shares separately from this Agreement in furtherance of the Laws of any relevant jurisdiction.

“Loss” or “Losses” shall have the meaning set forth in Section 5.5(b).

“Material Adverse Effect” shall mean (1) in the case of the Business, an event, change or effect that is materially adverse to the business, assets or results of operations or financial condition of the Business taken as a whole, but shall exclude any event, change or effect (a) that is generally applicable in the economies or public policies of the United States of America, the European Union, Japan, Spain, Italy, the Netherlands, Singapore, Germany, the United Kingdom, France, Belgium, Portugal, Hong Kong (including any state, territory or subdivision of any thereof) or any other country or territory in which there are Purchased Assets or sales of services or products of the Business or in the securities, syndicated loan, credit or financial markets of the United States of America, the European Union, Japan, Spain, Italy, the Netherlands, Singapore, Germany, the United Kingdom, France, Belgium, Portugal, Hong Kong (including any state, territory or subdivision of any thereof) or any other country or territory in which there are Purchased Assets or sales of services or products of the Business; (b) that arises out of or is attributable to (i) the acts or omissions of Purchaser and/or its Affiliates, or (ii) the transactions contemplated by this Agreement and any actions taken by either Seller or its Affiliates or Purchaser and its Affiliates as may be required or permitted by this Agreement prior to the Closing or that may be necessary or desirable for the parties to consummate the transactions contemplated hereby; (c) that generally affects the industry in which the Business operates; (d) that arises out of or is attributable to acts of terrorism or war (whether or not threatened, pending or declared) or any act of God including any earthquake, severe storm or other natural catastrophe; (e) that arises out of or is attributable to the public announcement of this Agreement or the transactions contemplated hereby; or (f) that arises out of or relates to the issuance or passage of any Law or Governmental Order generally affecting the industry in which the Business operates or (2) in the case of Purchaser, either Seller or any Seller Corporation, any materially adverse change in or effect on the ability of Purchaser or such Seller or Seller Corporation, as the case may be, to perform its obligations hereunder. For the avoidance of doubt, Purchaser acknowledges that the failure by the Business to meet internal projections or forecasts for any period, in and of itself, shall not be deemed to be a Material Adverse Effect on the Business.

. “Material Contracts” shall have the meaning set forth in Section 3.11(a).

“Netherlands Implementing Agreement” shall mean the implementing agreement in the form attached hereto as Exhibit F between Purchaser and the applicable Seller Corporations for the purpose of effecting the sale, transfer and conveyance on the Closing Date, or as soon thereafter as may be effected, of the relevant Purchased Assets and Assumed Liabilities to the extent it is necessary or desirable to document the same separately from this Agreement in furtherance of the Laws of the Kingdom of the Netherlands.

“Network Facilities” shall have the meaning set forth in Section 3.14(a).

“Non-EU Business Employee” means any Business Employee who is not an EU Business Employee.

“Non-EU Transferred Employee” shall have the meaning set forth in Section 5.4(a).

“Parent Guarantees” shall have the meaning set forth in Section 5.13(a).

“Payee” shall have the meaning set forth in Section 8.11.

“Payor” shall have the meaning set forth in Section 8.11.

“Permitted Liens” shall mean (i) all Liens approved in writing by Purchaser; (ii) statutory Liens arising out of operation of Law with respect to a Liability incurred in the ordinary course of the Business for amounts that are not delinquent or are otherwise being contested in good faith; (iii) such Liens and other imperfections of title as do not materially impair the use or materially detract from the value of the property subject thereto or make such property unmarketable; (iv) Liens for Taxes not yet subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings; (v) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other like Liens and security obligations incurred in the ordinary course of the Business that are not delinquent; (vi) any IRU, lease or license on the Network Facilities; and (vii) those Liens listed on Schedule l.l(c).

“Person” shall mean an individual, a limited liability company, a joint venture, a corporation, a company, a partnership, an association, a trust, a division or operating group of any of the foregoing or any other entity or organization.

“Portugal Implementing Agreement” shall mean the transfer agreement in the form attached hereto as Exhibit G between Purchaser and the applicable Seller Corporations for the purpose of effecting the sale, transfer and conveyance on the Closing Date, or as soon thereafter as may be effected, of the relevant Purchased Assets and Assumed Liabilities to the extent it is necessary or desirable to document the same separately from this Agreement in furtherance of the Laws of the Portuguese Republic.

“Pre-Closing Period” shall have the meaning set forth in Section 8.4(b).

“Proceeding” shall have the meaning set forth in Section 11.10(b).

“Purchased Assets” shall have the meaning set forth in Section 2.2, it being understood that the Purchased Assets do not include the Excluded Assets or the Shares.

“Purchased Division” shall have the meaning set forth in Section 5.9.

“Purchaser” shall have the meaning set forth in the preamble of this Agreement.

“Purchaser Break Date” shall have the meaning set forth in Section 10.1(d).

“Purchaser Cafeteria Plan” shall have the meaning set forth in Section 5.4(h).

“Purchaser Designee” shall have the meaning set forth in Section 11.3.

“Purchaser Parent” shall have the meaning set forth in the preamble of this Agreement.

“Purchaser Post-Retirement Health and Life Insurance Plan” shall have the meaning set forth in Section 5.4(g).

“Purchaser Savings Plan” shall have the meaning set forth in Section 5.4(e).

“Purchaser Threshold” shall have the meaning set forth in Section 9.6(a).

“Purchaser’s Refunds” shall have the meaning set forth in Section 8.7(b).

“Real Property” shall have the meaning set forth in Section 3.13(a).

“Real Property Leases” shall have the meaning set forth in Section 2.2(a).

“Representatives” shall mean, with respect to any Person, such Person’s Affiliates, directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives.

“Restricted Period” shall have the meaning set forth in Section 5.15(a)(i).

“Retained Assets” shall have the meaning set forth in Section 2.4(b)

“Retained Liabilities” shall have the meaning set forth in Section 2.6.

“Section 2.9(i) Allocation” shall have the meaning set forth in Section 2.9.

“Section 2.9(ii) Allocation” shall have the meaning set forth in Section 2.9.

“Section 2.9(iii) Allocation” shall have the meaning set forth in Section 2.9.

“Section 3.16(b) Returns” shall have the meaning set forth in Section 3.16(b).

“Section 3.16(b) Taxes” shall have the meaning set forth in Section 3.16(b).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller Corporations” shall mean, collectively, the Stock Selling Corporations and the Asset Selling Corporations, and each of the Seller Corporations shall be referred to individually as a “Seller Corporation”.

“Seller Parent” shall have the meaning set forth in the preamble of this Agreement.

“Seller Threshold” shall have the meaning set forth in Section 9.6(b).

“Sellers” shall have the meaning set forth in the preamble of this Agreement.

“Seller’s Marks” shall have the meaning set forth in Section 5.9.

“Sellers’ Refunds” shall have the meaning set forth in Section 8.7(a).

“Sellers’ Taxes” shall have the meaning set forth in Section 8.1.

“Share Closing Payment” shall have the meaning set forth in Section 2.7(b).

“Share Purchase Price” shall have the meaning set forth in Section 2.7.

“Shares” shall have the meaning set forth in the recitals hereto.

“Spain Implementing Agreement” shall mean the asset sale and purchase deed in the form attached hereto as Exhibit H between Purchaser and the applicable Seller Corporations for the purpose of effecting the sale, transfer and conveyance on the Closing Date, or as soon thereafter as may be effected, of the relevant Purchased Assets to the extent it is necessary or desirable to document the same separately from this Agreement in furtherance of the Laws of the Kingdom of Spain.

“Stock Selling Corporations” shall mean those entities listed on Schedule 1.1(d).

“Straddle Period” shall have the meaning set forth in Section 8.3(a).

“Subsidiary” shall mean, with respect to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a 50% equity interest.

“System Supply Business” shall have the meaning set forth in Section 5.15(d).

“Target Working Capital” shall have the meaning set forth in Section 2.8(c).

“Tax Benefit” shall have the meaning set forth in Section 8.6(f)(i).

“Tax Claim” shall have the meaning set forth in Section 8.6(d).

“Tax Detriment” shall have the meaning set forth in Section 8.6(f)(ii).

“Tax Indemnified Party” shall have the meaning set forth in Section 8.6(d).

“Tax Indemnifying Party” shall have the meaning set forth in Section 8.6(d).

“Tax Notice” shall have the meaning set forth in Section 8.6(d).

“Tax Objection Notice” shall have the meaning set forth in Section 8.6(e).

“Tax Return” shall mean any report of Taxes due, any information return with respect to Taxes, or other similar report, statement, declaration or document required to be filed under the Code or other Laws in respect of Taxes, any claim for refund of Taxes paid, and any attachments, amendments or supplements to any of the foregoing.

“Taxes” shall mean all taxes (including Transfer Taxes) assessments, charges, duties, fees, levies or other governmental charges, including, all federal, national, state, territorial, local and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, universal service, communications, utility, common-carrier, public-service, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

“Taxing Authority” shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.

“Taxing Authority Notice” shall have the meaning set forth in Section 8.6(d).

“Telecommunications Regulatory Authority” shall mean the Governmental Authority that regulates telecommunications in the European Union, Japan, Spain, the Netherlands, Singapore, Germany, the United Kingdom, France, Belgium, Portugal, or any other country or territory in which there are Purchased Assets or sales of products or services of the Business.

“TGNL” shall have the meaning set forth in the preamble of this Agreement.

“Third-Party Claim” shall have the meaning set forth in Section 9.4(a).

“Transfer Regulations” means any Law implementing the provisions of Council Directive 2001/23/EEC dated 12 March 2001.

“Transfer Taxes” shall have the meaning set forth in Section 8.1.

“Transferred Employee” and “Transferred Employees” shall mean any or all of the EU Business Employees and the Non-EU Transferred Employees.

“Transferred Intellectual Property” shall have the meaning set forth in Section 2.2(e).

“Tyco Cafeteria Plan” shall have the meaning set forth in Section 5.4(h).

“Tyco Post Retirement Health and Life Insurance Plan” shall have the meaning set forth in Section 5.4(g)

“Tyco Savings Plan” shall have the meaning set forth in Section 5.4(e).

“TyCom” shall have the meaning set forth in the preamble of this Agreement.

“UK Implementing Agreement” shall mean the agreement in the form attached hereto as Exhibit I between Purchaser and the applicable Seller Corporations for the purpose of effecting the sale, transfer and conveyance on the Closing Date, or as soon thereafter as may be effected, of the relevant Purchased Assets and Assumed Liabilities to the extent it is necessary or desirable to document the same separately from this Agreement in furtherance of the Laws of the United Kingdom of Great Britain and Northern Ireland.

“Unaudited Balance Sheet” shall have the meaning set forth in Section 3.6(a).

“Unaudited Balance Sheet Date” shall have the meaning set forth in Section 3.6(a).

“VSNL U.S.” shall have the meaning set forth in Section 5.3(d).

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Working Capital” shall mean the current assets of the Business taken as a whole less the current liabilities of the Business taken as a whole, determined on a basis consistent with the preparation of the Unaudited Balance Sheet; provided, however, that there shall be excluded from such determination (i) the Excluded Assets, (ii) the Retained Liabilities and (iii) any deferred Taxes (whether an asset or a liability but not to include accrued Taxes). Current assets shall include accounts receivable and other current assets. Current liabilities shall include accounts payable, other accrued expenses, the current portion of accrued restructuring charges, and the current portion of deferred credits.

Section 1.2 Construction. In this Agreement, unless the context otherwise requires:

(a) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication (but excluding e-mail communications);

(b) words expressed in the singular number shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(c) references to Articles, Sections, Exhibits, Schedules and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement;

(d) reference to “day” or “days” are to calendar days;

(e) this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

(f) “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import.

Section 1.3 Schedules and Exhibits. The Schedules and Exhibits to this Agreement are incorporated into and form an integral part of this Agreement. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

Section 1.4 Knowledge. Where any representation or warranty or other provision contained in this Agreement is expressly qualified by reference to the “Knowledge of Sellers”, such knowledge shall mean to the actual knowledge (as distinguished from constructive or imputed knowledge) of those individuals listed on Schedule 1.4, without investigation.

Section 1.5 Relationship of Subject Assets, Rights, Interests, Etc. to the Business. Where any asset, right, interest, obligation, authorization or other item is qualified or described in this Agreement as “relating directly and predominantly to” or “used directly and predominantly in” the Business, such phrases shall mean and include all such items as are owned, used or maintained directly and predominantly in or are otherwise directly and predominantly applicable or related to the Business as conducted by the Seller Corporations in the ordinary course and are otherwise not essential to the operation, conduct or ownership of any other business operated, conducted or owned by, or Affiliated with, any Seller Corporation. For the avoidance of doubt, any assets, rights, interests, obligations, authorizations or other items owned, leased, used by or otherwise maintained by any Seller Corporation or any of its Affiliates in connection with the provision of any of the services under any of the Agreements set forth on Schedule 6.7 shall not be construed as “relating directly and predominantly to” or “used directly and predominantly in” the Business and are not included in the transactions contemplated hereby.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth herein, at the Closing, Sellers shall cause the Stock Selling Corporations to sell to Purchaser, and Purchaser agrees to purchase from the Stock Selling Corporations, free and clear of all Liens, the Shares. The certificates, if any, representing the Shares shall be duly endorsed in blank, or accompanied either by stock powers duly executed in blank by the respective Stock Selling Corporations or by such other instruments of transfer as are reasonably acceptable to Purchaser.

Section 2.2 Purchase and Sale of the Purchased Assets. Upon the terms and subject to the conditions set forth herein, at the Closing, Sellers shall cause each Asset Selling Corporation to sell, convey, assign and transfer to Purchaser, and Purchaser shall purchase, acquire and accept from each Asset Selling Corporation, free and clear of all Liens other than Permitted Liens, all of such Asset Selling Corporation’s right, title and interest in all of the assets, properties and rights relating directly and predominantly to the Business owned or held by such Asset Selling Corporation (collectively, the “Purchased Assets”), as the same shall exist on the Closing Date:

(a) the leasehold interests, including (x) any prepaid rent, security deposits and options to renew or purchase in connection therewith and (y) the right, title or interest in and to any fixtures, structures or improvements of the Asset Selling Corporations, in all real property used directly and predominantly in the Business, but excluding any agreement in respect of an IRU referred to in Section 2.2(d) below (collectively, the “Leased Real Property” and the leases relating to such Leased Real Property, the “Real Property Leases”) that are set forth on Schedule 2.2(a);

(b) the Real Property used directly and predominantly in the Business and owned by any of the Asset Selling Corporations, as set forth on Schedule 2.2(b);

(c) the equipment, vehicles, tools, spare parts, furniture, supplies and materials owned, leased or licensed by the Asset Selling Corporations and used directly and predominantly in the Business (collectively, the “Equipment” and the leases relating to such Equipment so leased by the Asset Selling Corporations, the “Equipment Leases”), as set forth on Schedule 2.2(c);

(d) the contracts, licenses, agreements and commitments relating directly and predominantly to the Business (excluding contracts, licenses, agreements and commitments relating to the Excluded Assets), including any IRU (collectively, the “Assumed Contracts”), as set forth on Schedule 2.2(d);

(e) the Intellectual Property set forth on Schedule 2.2(e) (collectively, the “Transferred Intellectual Property”);

(f) transferable Governmental Authorizations owned, utilized, held or maintained by or licensed to the Asset Selling Corporations (subject to the terms of such Governmental Authorizations) relating directly and predominantly to and required in the operation of the Business as set forth on Schedule 2.2(f);

(g) (i) the databases and software programs, source codes and user manuals owned, used, leased by or licensed to the Asset Selling Corporations and used directly and predominantly in the Business to the extent transferable, as set forth on Schedule 2.2(g)(i); and (ii) the computer hardware used directly and predominantly in the Business, as set forth on Schedule 2.2(g)(ii);

(h) all customer, vendor, supplier, contractor, and service-provider lists to the extent relating directly and predominantly to the Business, and all files, documents and records (including billing, payment and dispute histories, credit information and similar data) to the extent relating directly and predominantly to customers, vendors, suppliers, contractors, or service-providers of the Business, and other business and financial records, files, books and documents (whether in hard copy or computer format) to the extent relating directly and predominantly to the Business;

(i) the accounts and notes receivable of the Business, including all loans and other advances owing to either Seller by any Business Employee who becomes a Transferred Employee;

(j) all prepaid expenses and deposits, and refunds received after the Closing Date (other than Tax refunds in respect of Pre-Closing Periods), in each case except as the same constitute or relate directly and predominantly to the Excluded Assets;

(k) all claims, causes of action, defenses and rights of offset or counterclaim (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or noncontingent) relating to any of the Purchased Assets or any of the Assumed Contracts or other Assumed Liabilities to be conveyed to and/or assumed by Purchaser as of the Closing Date;

(l) the goodwill of the Business and, except as specified among the Excluded Assets hereunder, all other intangible assets, rights and properties used directly and predominantly in the Business;

(m) all advertising, marketing, sales and promotional materials relating solely to the Business;

(n) all property and casualty insurance proceeds received or receivable in connection the damage or complete destruction of any of the Purchased Assets that would have been included in the Purchased Assets but for such damage or complete destruction, in each case net of any deductible and the cost of repair or replacement and related administrative costs;

(o) all rights and claims under any and all transferable warranties extended by suppliers, vendors, contractors, manufacturers and licensors in relation to any of the Equipment, the Transferred Intellectual Property and the software and hardware assets described in this Section 2.2; and

(p) all other assets set forth on Schedule 2.21(p).

Section 2.3 Consents. (a) Notwithstanding anything to the contrary in this Agreement, there shall be excluded from the transactions contemplated by this Agreement any (x) Real Property Lease, Equipment Lease, Assumed Contract (including any agreement in respect of an IRU), agreement, lease, license or right set forth on Schedule 3.4(b) and (y) Governmental Authorization set forth on Schedule 3.5(b), in each case which is not assignable or transferable without the consent of any Person other than the Asset Selling Corporations, the Conveyed Companies or any Subsidiary of Seller, Purchaser or Purchaser Parent, to the extent that such consent shall not have been given prior to the Closing; provided, however, that each of the Seller Corporations and Purchaser shall have the continuing obligation after the Closing to use commercially reasonable efforts to obtain all necessary consents to the assignment thereof, it being understood that neither the Seller Corporations nor any of their respective Affiliates or Subsidiaries shall be required to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain such consents except to the extent Purchaser may reasonably request and that such request (which request shall include an undertaking by Purchaser to fund on behalf of Sellers the full amount of any related costs) would not cause, or would not be expected to cause in the sole discretion of Sellers, (A) a breach of any of a Seller’s respective representations, warranties or covenants contained in this Agreement or a breach of, or conflict with, any contract or agreement to which either Seller or any of their Affiliates is party to or to which any of them are otherwise bound, or (B) a violation of any Law applicable to Sellers or any of their Affiliates; and provided, further, that Purchaser (and not Sellers nor any of their Affiliates) shall pay such fees and expend such other amounts as are reasonably necessary to (i) effect the transfer of any Governmental Authorizations intended to be included in the Purchased Assets and (ii) obtain any consents required to the transfer and assignment of any lease, license, contract or agreement included in the Purchased Assets which, by its terms, is required for such assignment (including such consent of Nortel Networks Inc.). Upon obtaining the requisite third party consents thereto, such Real Property Leases, Equipment Leases, Governmental Authorizations, Assumed Contracts, agreements, leases, licenses or rights, if otherwise includable in the Purchased Assets or the transactions contemplated hereby, shall promptly be transferred and assigned to Purchaser hereunder.

(b) With respect to any Real Property Lease, Equipment Lease, Governmental Authorization, Assumed Contract, agreement, lease, license or right that is not included in the Purchased Assets or assigned to Purchaser at the Closing by reason of Section 2.3(a), after the Closing and until any requisite consent is obtained therefor and the same is sold and assigned to Purchaser, the parties shall cooperate with each other in good faith, upon written request of Purchaser, in endeavoring to obtain for Purchaser, at no cost to any Seller Corporation, an arrangement to provide for Purchaser substantially comparable benefits therein and Purchaser agrees to indemnify the Seller Corporations in respect of all Liabilities of Seller Corporations in respect of any such arrangement and underlying lease, license, contract, agreement or right.

(c) Purchaser acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to (x) the Real Property Leases, Equipment Leases, Assumed Contracts, agreements, leases, licenses or rights set forth on Schedule 3.4(b) or (y) the Governmental Authorizations set forth on Schedule 3.5(b), and that such consents have not been and may not be obtained. Purchaser agrees that, subject to Sellers’ performance of their obligations under Section 5.3(a), the Seller Corporations shall not have any liability whatsoever arising out of or relating to the failure to obtain any consents set forth on Schedule 3.4(b) or Schedule 3.5(b) that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default under, or acceleration or termination of, any Real Property Lease, Equipment Lease, Assumed Contract, agreement, lease, license, right or Governmental Authorization, as a result thereof. Purchaser further agrees that, subject to Sellers’ performance of their obligations under Section 5.3(a), no representation, warranty or covenant of Sellers contained herein shall be breached or deemed breached, and no condition to Purchaser’s obligations to close the transactions contemplated by this Agreement (other than as set forth in Section 6.5) shall be deemed not satisfied as a result of (i) the failure to obtain any such consent or as a result of any such default, acceleration or termination; or (ii) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination.

Section 2.4 Excluded Assets. (a) Notwithstanding any provision in this Agreement to the contrary (but without limiting any of Purchaser’s rights with respect to any assets, rights or interests, other than Retained Assets, arising from or pertaining to the Conveyed Companies and the Shares to be acquired hereby), the Purchased Assets shall not include any of the following (the “Excluded Assets”), and Purchaser is not acquiring from or with respect to any Asset Selling Corporation any rights to or interest in any Excluded Assets under this Agreement or as a result of the transactions contemplated hereby:

(i) Cash and Cash Equivalents other than prepaid rents, security deposits, prepaid expenses, deposits, refunds and insurance proceeds, as described in Sections 2.2(a), 2.2(i) and 2.2(n);

(ii) all intercompany receivables, other than amounts due and owing solely among Conveyed Companies and Asset Selling Corporations in the ordinary course of business, in respect of the Business;

(iii) the corporate books and records of the Asset Selling Corporations (excluding for this purpose any books, records and data described in Section 2.2(h) but subject to the provisions of Section 2.4(a)(xv));

(iv) all current and prior insurance policies and, other than as set forth in Section 2.2(n), all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(v) all assets of any Employee Benefit Plan;

(vi) the “Tyco” and “TyCom” names, marks and logos and any Intellectual Property relating thereto;

(vii) all refunds or credits of Taxes due to the Asset Selling Corporations or their Affiliates by reason of their ownership of the Purchased Assets or the shares or operation of the Business to the extent attributable to any time or period ending at or prior to the Closing Date;

(viii) all loans and other advances owing to either Seller or any of its Affiliates by any Business Employee who does not become a Transferred Employee;

(ix) the Tax records (including Tax Returns and supporting workpapers) covering any period and transaction of any Asset Selling Corporation occurring prior to the Closing Date;

(x) the personnel records (including all human resources and other records) of an Asset Selling Corporation relating to employees of an Asset Selling Corporation;

(xi) all of the rights and interests of any Asset Selling Corporation in and to the contracts and commitments specified in Schedule 2.4(a)(xi) attached hereto and made a part hereof (the “Excluded Contracts”);

(xii) any assets arising out of and any associated claims arising out of, the Retained Liabilities;

(xiii) except as expressly provided in Section 2.2(k) and subject to Section 2.4(a)(xii), any claims, counterclaims, offsets, defenses or causes of action arising prior to the Closing Date;

(xiv) all of the rights and interests of Sellers and their respective Affiliates (including the Seller Corporations) in and to all correspondence and documents in connection with the sale of the Business, except for the confidentiality agreements entered into by the Purchaser or any of its Affiliates;

(xv) all of the rights and interests of the Asset Selling Corporations (A) in all information, files, records, data, plans, contracts and recorded knowledge related to or used in connection with the Business to the extent that any of the foregoing (i) relate exclusively to the Excluded Assets; or (ii) relate directly and predominately to the Excluded Assets and can be easily separated from the Purchased Assets or the Assumed Liabilities and are privileged or are otherwise subject to third-party privacy rights, including materials that are protected by the attorney-client privilege or attorney work product doctrine, to the extent such do not relate to the Purchased Assets or the Assumed Liabilities; or (iii) are comprised solely of written materials that a Seller Corporation is required by Law to retain and with respect to which Sellers shall have provided (or caused to be provided) a copy to Purchaser, and (B) all plans, surveys, maps, drawings and related documentation, which will be licensed to Purchaser pursuant to the License Agreement (collectively, “Excluded Records”);

(xvi) any legal or beneficial interest in the share capital and other assets of the entities listed on Schedule 2.4(a)(xvi), notwithstanding the fact that such entities or assets are related directly and predominantly to the Business;

(xvii) any legal or beneficial interest in the Internet websites listed on Schedule 2.4(a)(xvii), notwithstanding the fact that such sites ate related directly and predominantly to the Business; and

(xviii) all other assets set forth on Schedule 2.4(a)(xviii).

(b) Each Stock Selling Corporation may take (or cause one or more of its Affiliates to take) such action as is necessary or advisable to transfer, effective as of the Closing Date, the assets listed on Schedule 2.4(b) (the “Retained Assets”) from the Conveyed Companies and to a Seller or one or more of such Seller’s Affiliates for such consideration (or for no consideration) as may be determined by the Seller Corporations in their sole discretion; provided that any Liabilities at any time or in any manner arising or incurred by any Person (including Purchaser and its Affiliates) in connection with any such actions taken by any Seller, Seller Corporation or Affiliate thereof shall, for all purposes of this Agreement, including Section 9.1, constitute a Retained Liability.

(c) After the Closing Date, Purchaser shall take all actions (or shall cause its Affiliates to take all actions) reasonably requested by the Seller Corporations to effect the provisions of this Section 2.4, including the prompt return of any Excluded Assets, Retained Assets and any other assets not used directly and predominately in the Business owned by any Asset Selling Corporation or Conveyed Company that are transferred inadvertently at Closing; provided, that Sellers shall reimburse and indemnify Purchaser (and/or its applicable Affiliate(s)) fully for any documented costs, expenses or Liabilities reasonably incurred by Purchaser (or such Affiliate(s)) in connection with actions taken in compliance with this Section 2.4(c).

Section 2.5 Assumption of Certain Obligations of the Business. Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the Closing, to assume and to satisfy and discharge all Liabilities of the Seller Corporations to the extent relating to the Purchased Assets or the Business and to cause the Conveyed Companies to satisfy and discharge their respective Liabilities, whether arising prior to or after the Closing, and whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable as of the Closing Date, other than the Retained Liabilities (all of the foregoing liabilities and obligations to be so assumed, satisfied or discharged being herein, collectively called the “Assumed Liabilities”). Assumed Liabilities shall include, but not be limited to, the following:

(a) all lawsuits commenced and claims made after the Closing to the extent resulting from the conduct of the Business or the ownership of the Shares or the Purchased Assets prior to, at or after the Closing, including lawsuits and claims relating to alleged Intellectual Property infringement;

(b) all Liabilities, including all lawsuits commenced and all claims made after the Closing, arising from the design, construction, testing, marketing, service, operation or sale of the services of the Business prior to, at or after the Closing, including warranty obligations and irrespective of the legal theory asserted;

(c) all Liabilities and other obligations under the Assumed Contracts, Real Property Leases, transferable Governmental Authorizations, and Equipment Leases included in the Purchased Assets;

(d) all accounts payable and other accrued expenses of the Business, including accrued Taxes, and all Liabilities to suppliers for capacity and services relating to the Business ordered in the ordinary course of the Business prior to the Closing, but scheduled to be delivered or provided thereafter, and all Liabilities to customers under purchase orders for products of the Business which have not yet been provided at Closing;

(e) all Liabilities arising prior to or after the Closing under any contracts, agreements, leases, licenses or commitments that are assigned to Purchaser pursuant to Section 2.1, 2.2 or 2.3 at or subsequent to the Closing;

(f) all Liabilities to Business Employees with respect to periods after the Closing, including all future amounts payable under the 2005 Tyco Telecommunications (US) Inc. Individual Compensation Plan and any subsequent plans and any Liabilities arising under the WARN Act; and

(g) all other Liabilities arising prior to, at or after the Closing relating to the ownership or operation of the Purchased Assets or the Conveyed Companies including all Liabilities included on the Closing Date Working Capital Statement.

Section 2.6 Retained Liabilities of the Business. Notwithstanding any provision in this Agreement, the Seller Corporations shall retain and be responsible only for the following Liabilities relating to the Business (the “Retained Liabilities”):

(a) Liabilities resulting from the lawsuits listed on Schedule 2.6(a), and any other lawsuits filed on or after the date hereof and prior to the Closing Date;

(b) Liabilities for which any Seller Corporation expressly has responsibility pursuant to the terms of this Agreement;

(c) Liabilities solely related to the Excluded Assets and the Retained Assets;

(d) intercompany Liabilities, except as provided in Section 2.4(a)(ii);

(e) Liabilities to Business Employees (x) with respect to periods prior to the Closing, except as otherwise provided in this Agreement, and (y) under any “stay-bonus” or similar agreement;

(f) Liabilities of any Conveyed Company to pay any indebtedness for borrowed money;

(g) Liabilities and obligations for any Sellers’ Taxes;

(h) Liabilities of any Seller Corporation in connection with any criminal conduct of such Seller Corporation or any of its respective Business Employees occurring prior to the Closing; and

(i) The post-retirement health benefit obligations associated with the individuals set forth on Schedule 2.6(i).

Section 2.7 Purchase Price. In consideration of the sale and transfer of the Shares and the Purchased Assets, Purchaser agrees to purchase from the Stock Selling Corporations the Shares for an aggregate purchase price of $5,900,000 (the “Share Purchase Price”), and purchase from each Asset Selling Corporation the Purchased Assets owned by it for an aggregate purchase price of $124,100,000 (the “Asset Purchase Price”, and together with the Share Purchase Price, the “Gross Purchase Price”), and to assume the Assumed Liabilities, in each case subject to adjustment pursuant to Section 2.8 (as so adjusted, the “Aggregate Purchase Price”). The Gross Purchase Price shall be allocated as described in Section 2.9 and shall be payable as follows:

(a) Simultaneously with the execution of this Agreement, Purchaser shall deliver to Sellers an amount equal to $15,000,000 (the “Deposit”), by bank check; provided, however, that the receipt of the Deposit shall not be for the benefit of the owner of the account in which it is received.

(b) At the Closing, Purchaser shall deliver to Sellers an amount equal to $5,219,000 (such amount, the “Share Closing Payment”) by wire transfer of immediately available funds to the account or accounts previously notified by Sellers in writing to Purchaser.

(c) At the Closing, Purchaser shall deliver to Sellers an amount equal to $109,781,000 (such amount, the “Asset Closing Payment”, and together with the Share Closing Payment, the “Closing Payment”) by wire transfer of immediately available funds to the account or accounts previously notified by Sellers in writing to Purchaser.

Section 2.8 Purchase Price Adjustment. (a) Promptly after the Closing Date, and in any event not later than sixty (60) days following the Closing Date, Sellers shall prepare and deliver to Purchaser a statement of the Working Capital at the Closing Date (the “Closing Date Working Capital Statement”). The Closing Date Working Capital Statement shall be prepared on a basis consistent with preparation of the Unaudited Balance Sheet.

(b) After delivery to Purchaser of the Closing Date Working Capital Statement, Purchaser may make inquiries of Sellers and their accountants regarding questions concerning or disagreements with the Closing Date Working Capital Statement arising in the course of such review. Sellers shall deliver and/or make available to the Purchaser and its accountants and financial advisors, all records and supporting documentation used to prepare the Closing Date Working Capital Statement, and shall provide reasonable access to personnel responsible for preparing the same during normal business hours and upon advance notice to Sellers and shall use commercially reasonable efforts to provide full and timely responses to all Purchaser inquiries reasonably raised in connection therewith. Purchaser shall complete its review of the Closing Date Working Capital Statement within thirty (30) days of the delivery of the Closing Date Working Capital Statement to Purchaser. Within five (5) Business Days after the conclusion of such thirty-day period, Purchaser shall submit to Sellers a letter regarding their concurrence or disagreement with the accuracy of the Closing Date Working Capital Statement. Unless Purchaser delivers a letter disagreeing with the accuracy of the Closing Date Working Capital Statement within such five (5) Business Day period, the Closing Date Working Capital Statement shall bind the parties. Following delivery of such letter, if Purchaser shall disagree as to the computation of any item in the Closing Date Working Capital Statement, Purchaser and Sellers shall attempt promptly to resolve such disagreement in good faith. If a resolution of such disagreement has not been effected within fifteen (15) days (or longer, as mutually agreed by the parties) after delivery of such letter, Purchaser and Sellers shall submit such disagreement to Grant Thornton (the “Accountant”). The determination of the Accountant with respect to such disagreement shall be completed within thirty (30) days after the appointment of the Accountant and such determination shall be final and binding upon Sellers and Purchaser. The Accountant shall adopt the position of either Sellers or Purchaser with respect to each item in dispute. Working Capital as finally determined in accordance herewith shall be referred to as “Closing Date Working Capital”. The fees, costs and expenses of the Accountant selected in the event of a dispute shall be paid by the party whose position is not adopted by the Accountant.

(c) If the Closing Date Working Capital is less than the Working Capital of the Business as set forth on Schedule 2.8(c) (such amount, the “Target Working Capital”), then Sellers shall be obligated to pay to Purchaser the amount of any such difference within two (2) Business Days after the determination of Closing Date Working Capital. If Closing Date Working Capital is greater than the Target Working Capital, then Purchaser shall be obligated to pay to Sellers the amount of any such difference within two (2) Business Days after the determination of Closing Date Working Capital. Any such payment shall be made by wire transfer of immediately available funds to the account designated in writing by Sellers or Purchaser, as the case may be. Any payment made pursuant to this Section 2.8(c) shall be made with interest (such interest to be calculated on the basis of a year of 360 days and the actual number of days elapsed) on such amount from the Closing Date to the date of such payment at a rate equal to eight percent (8%) per annum.

Section 2.9 Purchase Price Allocation. The Sellers, jointly and severally, on behalf of itself and the Seller Corporations, and Purchaser (i) have agreed to the allocation of the Gross Purchase Price among the Conveyed Subsidiaries and the Asset Selling Corporations as set forth on Schedule 2.9(i) (the “Section 2.9(i) Allocation”), (ii) have agreed to the allocation of Assumed Liabilities among the Conveyed Subsidiaries and the Asset Selling Corporations as set forth on Schedule 2.9(ii) (the “Section 2.9(ii) Allocation”), and (iii) shall agree prior to the Closing as set forth below on the allocation among the Purchased Assets sold by each Asset Selling Corporation of the Aggregate Purchase Price allocable to such Asset Selling Corporations under clauses (i) and (ii) of this Section 2.9 as set forth on Schedule 2.9(iii) (the “Section 2.9(iii) Allocation” and, together with the Section 2.9(i) Allocation and the Section 2.9(ii) Allocation, the “Allocation”). Each of the Seller Corporations on the one hand and Purchaser on the other shall (a) be bound by the Allocation for purposes of determining any Taxes; (b) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation; and (c) take no position, and cause its Affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return or in any proceeding before any Taxing Authority or otherwise. In the event that the Allocation is disputed by any Taxing Authority, the party receiving notice of the dispute shall promptly notify the other party hereto, and both Sellers and Purchaser agree to use their commercially reasonable efforts to defend such Allocation in any audit or similar proceeding. Sellers, jointly and severally (on behalf of each Seller Corporation), and Purchaser acknowledge that each of the Section 2.9(i) Allocation and the Section 2.9(ii) Allocation was made at arm’s length based upon a good faith estimate of fair market values. Sellers and Purchaser agree that Sellers shall prepare the Section 2.9(iii) Allocation. Purchaser shall be provided with a copy of Sellers’ proposed Section 2.9(iii) Allocation at least fifteen (15) Business Days prior to the Closing and, provided that Purchaser consents to the Section 2.9(iii) Allocation, the Section 2.9(iii) Allocation shall be made final as prepared. If Purchaser does not consent to Sellers’ proposed Section 2.9(iii) Allocation, Sellers and Purchaser shall use their commercially reasonable efforts to mutually agree on such allocation prior to the Closing (or, if they fail to reach an agreement prior to the Closing, the parties shall mutually agree after the Closing) on any changes to be made to the Section 2.9(iii) Allocation, and the Section 2.9(iii) Allocation shall be final as so changed. The adjustments to the Gross Purchase Price determined pursuant to Section 2.8 shall be allocated to the Shares and the Purchased Assets in the same proportion as the original allocation of the Gross Purchase Price among the Shares and the Purchased Assets as reflected in Section 2.7 and shall be further allocated among the Purchased Assets in the same proportions as the Section 2.9(iii) Allocation to the extent permitted by applicable Law.

Section 2.10 Closing. (a) The Closing shall take place at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036, at 10:00 A.M., New York time on the third (3rd) Business Day following the satisfaction or waiver of the conditions precedent specified in Articles VI and VII (other than the conditions to be satisfied on the Closing Date, but subject to the waiver or satisfaction of such conditions), or at such other times and places as the parties hereto may mutually agree. The date on which the Closing occurs is called the “Closing Date.” The Closing shall be deemed to occur and be effective as of the close of business on the Closing Date.

(b) At the Closing, Purchaser shall deliver or cause to be delivered to Sellers: (i) the Closing Payment in accordance with Section 2.7, (ii) the officer’s certificates referenced in Sections 7.1 and 7.2 hereof and (iii) the certificates, documents, instruments and agreements set forth in Section 7.7.

(c) At the Closing, Sellers shall deliver or cause to be delivered to Purchaser (i) all certificates (if any) representing the Shares, (ii) the officer’s certificates referenced in Sections 6.1 and 6.2 hereof and (iii) each of the certificates, documents, instruments and agreements set forth in Section 6.7 hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, jointly and severally, hereby represent and warrant to Purchaser as of the date hereof as follows:

Section 3.1 Organization and Qualification. TyCom is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. TGNL is a company duly organized, validly existing and in good standing under the Laws of Bermuda. Except as set forth on Schedule 3.1, each Stock Selling Corporation and Asset Selling Corporation is a corporation duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization and is duly qualified to do business in each jurisdiction where the nature of its business or properties makes such qualification necessary.

Section 3.2 Corporate Authority; Binding Effect. (a) Each Seller has all requisite corporate power and authority to execute and deliver this Agreement and each other document, agreement or instrument to be executed and delivered by such Seller pursuant to this Agreement, and to perform its obligations hereunder and thereunder. The execution and delivery by each Seller of this Agreement and each other document, agreement or instrument to be executed and delivered by such Seller pursuant to this Agreement, and the performance by such Seller of its obligations hereunder and thereunder, have been, or will have been at the Closing, duly authorized by all requisite corporate action on the part of each Seller. With respect to any and all other documents, agreements or instruments to be executed or delivered at or prior to Closing by any Seller Corporation pursuant to this Agreement, each such Seller Corporation has and, as of the Closing, will have requisite corporate power and authority to execute, deliver and perform the same, with such execution, delivery and the performance having been duly authorized by all requisite corporate action on the part of such Seller Corporation.

(b) This Agreement and each other document, agreement or instrument to be executed and delivered by either Seller or any Seller Corporation pursuant to this Agreement, assuming due execution and delivery hereof and thereof by each of the other parties hereto and thereto, constitute valid and binding obligations of such Seller or Seller Corporation, enforceable against such Seller or Seller Corporation in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 3.3 Conveyed Companies; Capital Structure. (a) Except as set forth on Schedule 3.3(a), each of the Conveyed Companies is duly organized, validly existing and, where applicable, in good standing under the Laws of its jurisdiction of organization, with the corporate or limited liability company power and authority to own and operate its properties and assets and to carry on its business as currently conducted. Each of the Conveyed Companies is duly qualified to do business in each jurisdiction where the nature of its business or properties makes such qualification necessary.

(b) Schedule 3.3(b) sets forth the authorized capital stock of the Conveyed Companies and the number of issued and outstanding shares of each class of capital stock or other equity interests in each such Conveyed Company, all of which shares or interests are (to the extent applicable) validly issued and outstanding, fully paid and non-assessable. Except as set forth on Schedule 3.3(b), there are no outstanding warrants, options, stock appreciation or other rights (contingent or other) including phantom stock rights or preemptive or similar rights, agreements, subscriptions, convertible or exchangeable securities or other commitments pursuant to which any of the Conveyed Companies is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities or other equity interests of the Conveyed Companies and no equity securities or other equity interests of any of the Conveyed Companies are reserved for issuance for any purpose. The Stock Selling Corporations solely own, beneficially and of record, all of the outstanding Shares as indicated on Schedule 3.3(b), free and clear of all Liens.

Section 3.4 Non-Contravention. The execution, delivery and performance by each Seller of this Agreement and each other document, agreement or instrument to be executed and delivered by such Seller pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) violate any provision of the certificate of incorporation, bylaws of such Seller or the comparable organizational documents (including any stockholders’ agreements, voting trust, proxy or similar arrangements, registration rights agreements or other arrangements or agreements, if any, affecting the relative rights of any security holders) of any of the Stock Selling Corporations, the Asset Selling Corporations or the Conveyed Companies; (ii) subject to obtaining the consents referred to in Schedule 3.4(a) or 3.4(b), conflict with, or result in the breach of, constitute a default under, result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of the Seller Corporations or the Conveyed Companies under, or to a loss of any benefit of the Business to which the Seller Corporations or the Conveyed Companies is entitled under, any Material Contract, Real Property Lease or material license of Transferred Intellectual Property; and (iii) assuming the accuracy of Section 4.4, violate or result in a material breach of or constitute a material default under any Law or other restriction of any Governmental Authority to which any Seller Corporation or Conveyed Company or Purchased Assets is subject.

Section 3.5 Governmental Consents. Except as set forth in Schedule 3.5(a) or 3.5(b), the execution, delivery and performance of this Agreement by each Seller and of each other document, agreement or instrument to be executed, delivered and performed by each Seller, Seller Corporation and/or Affiliate thereof pursuant to this Agreement do not require any Governmental Consents.

Section 3.6 Financial Information; Books and Records. (a) Attached hereto as Schedule 3.6 are the unaudited consolidated balance sheet of the Business as at March 31, 2004 (the “Unaudited Balance Sheet Date” and such balance sheet, the “Unaudited Balance Sheet”) and the related unaudited statement of income for the six (6) months then ended. The financial statements referred to above, except as described therein or on Schedule 3.6(a), have been prepared in accordance with GAAP consistently followed throughout the periods indicated (except for the absence of notes thereto and subject to year-end adjustments) and fairly present, in all material respects, the financial condition and results of operations as of the date, and for the period, so indicated.

(b) The Unaudited Balance Sheet and the related unaudited statement of income for the six (6) months then ended have been prepared on a basis consistent with the books and records of Sellers and their Affiliates.

(c) Except for Liabilities reflected on the Unaudited Balance Sheet, Liabilities included in the Assumed Liabilities, Liabilities included in the Retained Liabilities, and Liabilities under Material Contracts, there are no Liabilities relating to the Purchased Assets and the Conveyed Companies other than (i) current Liabilities incurred in the ordinary course operation of the Business since the Unaudited Balance Sheet Date, and (ii) such other Liabilities as would not reasonably be expected to have a Material Adverse Effect with respect to the Business or Sellers.

Section 3.7 Absence of Material Changes. Since the Unaudited Balance Sheet Date through the date hereof, except as set forth in Schedule 3.7, the Business has been operated in the ordinary course and there has not been any:

(a) Material Adverse Effect on the Business;

(b) acquisition, sale, lease, license, abandonment or other disposition by or on behalf of any of the Conveyed Companies or the Asset Selling Corporations of any material assets, rights or interests used directly and predominantly in the Business, except (i) as disposed of in the ordinary course of the Business; (ii) to another Conveyed Company or Asset Selling Corporation whereby conveyance thereof shall be made to Purchaser as part of the Purchased Assets hereunder; or (iii) pursuant to the transactions contemplated hereby (including any transfers to Sellers or their Affiliates or other dispositions of Excluded Assets or Retained Assets);

(c) material increase or material enhancement of the compensation or benefits of Business Employees other than in the ordinary course of the Business or as required by applicable Law;

(d) change, amendment or restatement to the charter (or other comparable organizational or governing documents) or by-laws, certificate of formation or incorporation, operating agreement or other constituent document (including any stockholders’ agreements, voting trust, proxy or similar arrangements, registration rights agreements or other arrangements or agreements affecting the relative rights of any security, holders) of any Conveyed Company;

(e) authorization for issuance, issuance, sale, delivery or agreement or commitment to issue, sell or deliver (A) any capital stock of, or other equity or voting interest in, any Conveyed Company or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire either (1) any capital stock of, or other equity or voting interest in, any Conveyed Company, or (2) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity, stock appreciation right or other quasi-equity right or arrangement or voting interest in, any Conveyed Company;

(f) incurrence, assumption or modification of any Indebtedness, other than Indebtedness incurred in the ordinary course of the Business (i) by or on behalf of any Conveyed Company or (ii) by any Person if secured by any of the Purchased Assets;

(g) write-off as uncollectible of any notes or accounts receivable of the Business, except write-offs in the ordinary course of the Business and in an individual amount not exceeding $100,000;

(h) cancellation or waiver of any claims, rights or remedies of value to the Business, other than in the ordinary course of the Business and in an individual amount not exceeding $100,000;

(i) payments by or on behalf of any Asset Selling Corporation or Conveyed Company to, or any written agreement by any Asset Selling Corporation or Conveyed Company with or in favor of, any Affiliate, officer, director or employee of such Asset Selling Corporation or Conveyed Company, other than any payments to, or written agreements with, current directors, officers or employees of such Asset Selling Corporation or Conveyed Company pursuant to or consistent with agreements in effect on the date of this Agreement or their respective usual and customary employment, compensation and benefits arrangements and policies entered into or made available in the ordinary course of the Business;

(j) written notice delivered by any customer, supplier, service-provider or other Person to terminate, suspend, materially alter the terms of or assert any material claim in respect of or material setoff arising out of any material commercial relationship of such Person(s) with the Business, except as would not reasonably be expected to have a Material Adverse Effect on the Business;

(k) change in the accounting methods and practices used by Sellers and/or their Affiliates with respect to the Business, the Purchased Assets and/or the Conveyed Companies, except as required by GAAP or changes in Law, nor any material change in credit or collection policies with respect to the Business;

(1) transfer of employment of any officer or manager from any Asset Selling Corporation or Conveyed Company to any Seller or any Affiliate of Seller or any offer extended to any such officer or manager for continued employment with either Seller or any of their Affiliates (other than, in either instance, employment with any Conveyed Company or Asset Selling Corporation); or

(m) execution by either Seller, any Seller Corporation or any Conveyed Company of any contract or letter of intent (whether or not binding) or other commitment or agreement, whether or not in writing, to do any of the foregoing.

Section 3.8 No Litigation. Except with respect to Environmental Laws (which are the subject of Section 3.10 only) and except as set forth on Schedule 3.8, there is no action, Governmental Order, writ, injunction, judgment or decree outstanding, nor any suit, litigation, proceeding, labor dispute, arbitration or reported claim or dispute pending or, to the Knowledge of Sellers, threatened in writing, against any Seller Corporation or Conveyed Company by or before any Governmental Authority or arbitrator.

Section 3.9 Compliance with Laws. (a) Except (x) with respect to Environmental Laws (which are the subject of Section 3.10 only), and (y) as set forth in Schedule 3.9(a):

(i) each Asset Selling Corporation and each Conveyed Company is in material compliance with all Laws, Governmental Authorizations and Governmental Orders applicable to the ownership or operation of the Business, the Conveyed Companies and/or the Purchased Assets; and

(ii) to the Knowledge of Sellers, the Governmental Authorizations listed on Schedule 3.5(a) and Schedule 3.5(b) constitute all of the material Governmental Authorizations required for the ownership or operation of the Network Facilities and the conduct of the Business as it is currently conducted by the Asset Selling Corporations and the Conveyed Companies.

(b) Sellers have made available to Purchaser complete and correct copies of all Governmental Authorizations, together with all amendments thereto, as in effect on the date hereof that are the subject of the Governmental Consents set forth on Schedule 3.5(a) and Schedule 3.5(b). Except as set forth on Schedule 3.9(b), each such Governmental Authorization is valid and in full force and effect in accordance with the terms thereof, and no Seller or Affiliate thereof subject thereto has in any manner waived, modified or agreed to waive or modify any of material right or obligation applicable to such Person or its assets or properties thereunder, nor is any such Person in breach or default with respect thereto that would reasonably be expected to have a Material Adverse Effect on the Business.

Section 3.10 Environmental Matters. (a) For purposes of this Agreement “Environmental Law” shall mean any Law, Governmental Order or other requirement of Law for the protection of the environment (including any program or regime established in furtherance of any of the foregoing requirements of Law with respect to coastal zone, wetlands or marine management and protection), or for the manufacture, use, transport, treatment, storage, disposal, release or threatened release of petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls or any substance listed, classified or regulated as “hazardous” or “toxic” or any similar term under such Environmental Laws.

(b) Except as set forth on Schedule 3.10, to the Knowledge of Sellers: (i) the Business, the Conveyed Companies and the Purchased Assets are in compliance with all applicable Environmental Laws, and each applicable Conveyed Company has obtained, or the Purchased Assets include, and the Business is in compliance with, all permits required under applicable Environmental Laws in connection with the operation of the Business, the Conveyed Companies or the Purchased Assets; (ii) there are no claims, proceedings, investigations or actions by any Governmental Authority or other Person pending or threatened in writing in connection with the operation of the Business, the Conveyed Companies or the Purchased Assets under any Environmental Law; and (iii) there are no facts, circumstances or conditions relating to the past or present operation of the Business, the Conveyed Companies or the Purchased Assets (including the disposal of any wastes, hazardous substances or other materials), or to any of the Real Property, the Leased Real Property or any other real property currently owned or operated by the Asset Selling Corporations or the Conveyed Companies for the benefit of the Business, that would reasonably be expected to give rise to any claim, proceeding or action, or to any liability, under any Environmental Law.

(c) Other than as set forth in this Section 3.10, neither Seller makes any representation or warranty with respect to environmental matters.

Section 3.11 Material Contracts. (a) Schedule 3.11(a) sets forth as of the date hereof a list of the following written contracts that relate directly and predominantly to the Business (x) to which an Asset Selling Corporation or Conveyed Company is a party or is subject or (y) by or to which any of the Purchased Assets, the Assumed Liabilities or any rights, assets, interests or obligations of the Conveyed Companies are bound or subject (collectively, the “Material Contracts”), complete and correct copies of which Sellers have delivered or made available to Purchaser prior to the Closing:

(i) all Equipment Leases and Real Property Leases which entail annual rental payments, in the case of any such Equipment Lease or Real Property Lease, in excess of $200,000 per annum or $1,000,000 in the aggregate;

(ii) all contracts and agreements which are with the current and former officers, directors, Business Employees, agents, consultants, advisors, salesmen, sales representatives, distributors, sales agents or dealers of the Business (A) requiring payments in excess of $50,000 per annum other than contracts which by their terms are cancelable by the applicable Asset Selling Corporation or Conveyed Company with notice of not more than thirty (30) days (except as required by any state or territorial Laws) and without cancellation penalties or severance payments and (B) all sales commission plans and agreements;

(iii) collective-bargaining, union or comparable labor-related agreements of or applicable to any Asset Selling Corporation (to the extent relating to the Business) or Conveyed Company;

(iv) each mortgage, indenture, security agreement, pledge, note, bond, loan agreement, credit agreement, guarantee, letter of credit or other agreement providing for a Lien, borrowing, lending or other Indebtedness (excluding items set forth on Schedule 3.17, Schedule 5.13 or Schedule 7.8) in respect of obligations in excess of $500,000;

(v) each customer contract expected to result in payment to the applicable Asset Selling Corporation or Conveyed Company (or designee thereof) in excess of $200,000 per annum or $1,000,000 in the aggregate;

(vi) each outstanding contract with vendors, suppliers, contractors, service providers or other commercial counterparties of the Business expected to result in payment by or on behalf of the applicable Asset Selling Corporation or Conveyed Company in excess of $200,000 per annum or $1,000,000 in the aggregate;

(vii) all outstanding material licenses pursuant to which any Asset Selling Corporation or Conveyed Company is a licensee or a licensor, except for licenses for (A) “off the shelf computer software and hardware and (B) licenses in which a Conveyed Company or Asset Selling Corporation is a licensee but the rights licensed are not reasonably required in the conduct of the Business;

(viii) all contracts and agreements (including non-competition and non-solicitation agreements) relating to the Business, the Purchased Assets and/or the Conveyed Companies that by their terms impose any material restriction on the business activities or operations of the Business (or the ability of any Person to conduct or engage in the same) or the use, ownership, operation or alienability of any of the Purchased Assets, the Shares or any right, asset or interest of any Conveyed Company relating to the Business;

(ix) all material joint venture, consortium, co-marketing, joint-development, revenue sharing or similar contracts and agreements;

(x) all contracts and agreements containing commitments for payments by any Asset Selling Corporation or Conveyed Company to a Seller or a Subsidiary of a Seller (other than another Conveyed Company) in excess of $200,000 per annum or $1,000,000 in the aggregate;

(xi) all contracts or agreements relating to any outstanding commitment for individual capital expenditures by on behalf of any Asset Selling Corporation or Conveyed Company in excess of $250,000 that are not included in the capital expenditure budget made available to Purchaser prior to the date hereof;

(xii) all material requirements, sole-source, and similar contracts and agreements; and

(xiii) each material IRU, lease or other agreement permitting any Asset Selling Corporation or Conveyed Company to use each Network Facility.

(b) Sellers have made available to Purchaser on or prior to the date hereof complete and correct copies of all Material Contracts, together with all amendments thereto as in effect on the date hereof. All of the Material Contracts constitute valid and binding obligations of the applicable Conveyed Company or Asset Selling Corporation enforceable against the applicable Conveyed Company or Asset Selling Corporation in accordance with their respective terms, except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies or by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). All Material Contracts are, to the Knowledge of Sellers, enforceable against the other parties in accordance with their respective terms, and, except as listed on Schedule 3.11(b), (x) no breach or default has occurred or is continuing or has otherwise been claimed or alleged in writing against the applicable Conveyed Company or Asset Selling Corporation party thereto, nor (y) to the Knowledge of Sellers and subject to Section 3.4, does there exist any state of facts which, in the case of either of the foregoing clauses (x) and (y), would, with notice or lapse of time or both (including by reason of Sellers’ performance of this Agreement), constitute a material default on the part of any party in the performance of any obligation to be performed or paid by any party under any such Material Contract.

Section 3.12 Intellectual Property. Except as set forth on Schedule 3.12 hereto, (x) the applicable Asset Selling Corporation solely owns or has the exclusive right to use, free and clear of all Liens, all of the Transferred Intellectual Property, and (y) all Intellectual Property purported to be owned by any Conveyed Company is owned by the applicable Conveyed Company or is otherwise subject to the exclusive rights of such Conveyed Company to use and convey the same to Purchaser at Closing, free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 3.12 hereto, there is no proceeding pending or, to the Knowledge of Sellers, threatened in writing, nor has any claim or demand been asserted in writing by any Person, which challenges the exclusive rights of the applicable Asset Selling Corporation in respect of any Transferred Intellectual Property or of the applicable Conveyed Company in respect of any Intellectual Property purported to be owned by it, nor, to the Knowledge of Sellers, have any such proceedings or claims been threatened in writing. Except as set forth on Schedule 3.12, (i) to the Knowledge of Sellers, the conduct of the Business does not infringe, misappropriate, misuse or violate any Intellectual Property of any Person and (ii) to the Knowledge of Sellers, no Person is infringing, misappropriating, misusing or violating any of the Transferred Intellectual Property.

Section 3.13 Real Property. (a) Schedule 3.13(a) sets forth a list of all of the real property owned by any of the Asset Selling Corporations or the Conveyed Companies and used directly and predominantly in connection with the Business (collectively, and including any and all fixtures, structures or improvements thereon or accessions thereto, the “Real Property”). Except as set forth on Schedule 3.13(a), (x) the applicable Asset Selling Corporation or Conveyed Company, as the case may be, has marketable title to the Real Property in fee simple (or jurisdictional equivalent) and (y) subject to Sections 3.4 and 3.5, the Real Property is (and, after giving effect to the conveyance thereof to Purchaser as provided herein, as of the Closing Date shall be) free and clear of any Liens, other than Permitted Liens or Liens created by the Purchaser.

(b) Schedule 2.2(a) and Schedule 3.13(b) together set forth a list of all of the Real Property Leases and all leasehold interests (including any prepaid rent, security deposits or options to renew or purchase in connection therewith) in real property of the Asset Selling Corporations and the Conveyed Companies, respectively.

granting to any party or parties the right of use or occupancy of any portion of any property or right of way, except for such lease, sublease, license, concession or other agreement granted to any party or parties in the ordinary course of the Business.

(d) Each IRU, lease or other agreement permitting any Asset Selling Corporation or Conveyed Company to use each Network Facility is legal, valid and binding on the applicable Conveyed Company or Asset Selling Corporation in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law)) and each applicable Conveyed Company has, or the Purchased Assets include, to the Knowledge of Sellers, all Governmental Authorizations necessary to use the applicable Network Facility listed in Schedule 3.14(a) in accordance with such IRU, lease or other agreement, and each such IRU, lease or other agreement is enforceable in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law)). The applicable Conveyed Company has, or the Purchased Assets include, an IRU, lease or other agreement permitting the Business to use all of the Network Facilities that are not owned by an Asset Selling Corporation or Conveyed Company.

Section 3.15 Employee Benefits Plans. (a) Schedule 3.15(a) contains a complete and correct list of all of the Business Employees as of the date hereof, showing for each Business Employee, position held, service date, annual salary, wages and/or commissions and last bonus paid. None of the Business Employees is covered by any union, collective bargaining or other similar labor agreements.

(b) Each material employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA excluding any plan, fund, program or arrangement sponsored by a Governmental Authority), maintained by any Seller, Selling Corporation or Conveyed Company with respect to any Business Employee or to which any of the foregoing Persons contributes (or has any obligation to contribute) or is a party that affords coverage or benefits to or gives rise to any Liability in favor of, any Business Employee (each an “Employee Benefit Plan”), is listed on Schedule 3.15(b).

(c) Except as set forth on Schedule 3.15(c) and regardless of whether ERISA applies to such plan excluding any plan, fund, program or arrangement sponsored by a Governmental Authority, no Conveyed Company maintains or contributes to, or has any obligation to contribute to any “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, that is a “multiemployer plan,” within the meaning of Section 3(37) of ERISA.

(d) Except as set forth on such Schedule 3.15(d), or to the extent that any breach of the representations set forth in this sentence would not reasonably be expected to have a Material Adverse Effect on the Business: (i) each Employee Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS (or has submitted, or is within the remedial amendment period for submitting, an application for a determination letter with the IRS and is awaiting receipt of a response) and, to the Knowledge of Sellers, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of or other adverse outcome or disposition with respect to any such determination; (ii) no Conveyed Company, nor, to the Knowledge of Sellers, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Benefit Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502 of ERISA or a tax pursuant to Section 4975 of the Code; (iii) no claim, action or litigation has been made, commenced or, to the Knowledge of Sellers, threatened with respect to any Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied such claims); and (iv) each Employee Benefit Plan sponsored by a Conveyed Company has been maintained in compliance in all material respects with applicable Laws and all terms and conditions as provided for in the applicable agreements, instruments and other documentation governing or applicable to such Employee Benefit Plans.

(e) Each Conveyed Company and, to the extent relating to or arising from obligations under any Employee Benefit Plan relating to EU Business Employees, each Asset Selling Corporation has paid and discharged all of its Liabilities and obligations arising under ERISA, the Code or any comparable Laws, Governmental Orders or other requirements of Law in any non-US jurisdictions which, if unpaid or unperformed, would result in the imposition of a Lien against any of the Purchased Assets or the properties or assets of any Conveyed Corporation.

Section 3.16 Taxes. (a) As of the date hereof, Sellers have paid or caused to be paid, and as of the Closing Date will have paid or caused to have been paid, all Sellers’ Taxes then due and payable that, if not so paid, could result in a Lien on the Purchased Assets or transferee or successor Liability for Purchaser or any Affiliate thereof, except such Taxes, if any, as are listed in Schedule 3.16(a) and are being contested in good faith.

(b) Except as set forth on Schedule 3.16(b), as of the date hereof, Sellers have duly and timely filed or caused to be so filed, and as of the Closing Date will have timely filed or caused to have been filed, all Tax Returns for Taxes (collectively, “Section 3.16(b) Taxes”) payable by or otherwise paid with respect to the Conveyed Companies that were or are required to be filed on or before the date hereof or the Closing Date (collectively the “Section 3.16(b) Returns”), respectively, and all Taxes reflected on such Tax Returns have been paid in full, except for (i) Taxes not yet due and payable, (ii) Taxes otherwise being contested in good faith, and (iii) Taxes assumed by Purchaser under this Agreement. All Section 3.16(b) Returns filed were and are accurate and complete for the period(s) to which the same relate. Schedule 3.16(b) contains a complete and accurate list of all Section 3.16(b) Returns that are currently under audit and accurately describes any deficiencies or other amounts that are currently being contested. To the Knowledge of Sellers, no undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid or settled or are being contested in good faith by appropriate proceedings as described in Schedule 3.16(b). Except as provided in Schedule 3.16(b), no Governmental Authority has indicated in writing to any Seller, Conveyed Company or Affiliate thereof its intention to assess any additional Taxes for any period for which Section 3.16(b) Returns have been filed, nor, to the Knowledge of Sellers, does there exist any basis for or reasonable likelihood of any such assessment. There is no dispute or claim concerning any Section 3.16(b) Taxes either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which there is any Knowledge of Sellers. Except as described in Schedule 3.16(b), no waiver or extension has been given or requested as would have the effect of prolonging or negating any statute of limitations beyond the Closing Date relating to the payment of Section 3.1(b) Taxes.

(c) To the Knowledge of Sellers, no claim or demand has ever been made in writing or otherwise alleged by any Governmental Authority in a jurisdiction for which Sellers, the Seller Corporations or their respective Affiliates do not file Tax Returns that the Business or the Conveyed Companies may be subject to jurisdictional imposition, assessment or collection of any Taxes. Except as set forth on Schedule 3.16(c), there are no Liens against the Business or any of the Purchased Assets or otherwise existing with respect to the Conveyed Companies that have arisen in connection with any failure (or alleged failure) to pay any Tax.

Section 3.17 Interests in Clients, Suppliers, Etc.; Affiliate Transactions. Except as set forth on Schedule 3.17, (i) there are no Liabilities between any Seller or Seller Corporation (or any of their respective Affiliates, officers, directors or employees), on the one hand, and any Conveyed Company or, to the extent binding upon or otherwise affecting any of the Purchased Assets, any Asset Selling Corporation, on the other hand, and (ii) no Seller Corporation (nor, to the Knowledge of Sellers, any of their respective Affiliates, officers, directors or employees) is an Affiliate, officer, director or employee of, or otherwise constitutes a controlling person of or holder of a material interest in or with respect to, any Person that is a client, supplier, customer, lessor, lessee, service provider or other commercial counterparty of any Conveyed Company. For purposes of this Section 3.17, a “material interest” shall mean 5% of more of any class of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended.

Section 3.18 Insurance. Set forth on Schedule 3.18 is a list of each material insurance policy in effect on the date hereof which covers each Conveyed Company or Asset Selling Corporation and the Purchased Assets. To the Knowledge of Sellers, such policies are in full force and effect, all premiums thereon have been paid and each Conveyed Company or Asset Selling Corporation is otherwise in compliance in all material respects with the terms and provisions of such policies. To the Knowledge of Sellers, no Conveyed Company or Asset Selling Corporation (and/or any Affiliate maintaining such insurance with respect to the Business for the benefit of any such Conveyed Company or Asset Selling Corporation) has received written notice that it is in default under any of the insurance policies set forth on Schedule 3.18 and there exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default thereunder except for such defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Business. To the Knowledge of Sellers, no Conveyed Company or Asset Selling Corporation has received any written notice of cancellation or non-renewal of any such policy or arrangement nor has the termination of any such policy or arrangements been threatened in writing.

Section 3.19 Brokers. Except for Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of either Seller or any Seller Corporation or Conveyed Company. Tyco International (US), Inc. is solely responsible for the fees and expenses of Goldman, Sachs & Co.

Section 3.20 Certain Matters. No representation or warranty of Sellers in this Agreement contains any untrue statement or omits to state a material fact necessary to make any such representation or warranty, in light of the circumstances in which it has been made, not materially misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PURCHASER PARENT

Purchaser and Purchaser Parent hereby jointly and severally represent and warrant to Sellers as follows:

Section 4.1 Organization and Qualification. Purchaser is a limited company duly organized, validly existing and in good standing under the Laws of Bermuda.

Section 4.2 Corporate Authority. (a) Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each other document, agreement or instrument to be executed and delivered by Purchaser pursuant to this Agreement, and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and each other document, agreement or instrument to be executed and delivered by the Purchaser pursuant to this Agreement, and the performance by Purchaser of its obligations hereunder and thereunder, have been, or will have been at the Closing, duly authorized by all requisite corporate action on the part of Purchaser.

(b) This Agreement and each other document, agreement or instrument to be executed and delivered by Purchaser pursuant to this Agreement, assuming due execution and delivery hereof and thereof by each of the other parties hereto and thereto, constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.3 Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement and each other document, agreement or instrument to be executed and delivered by Purchaser pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) violate any provision of the certificate of incorporation, bylaws or other organizational documents (including any stockholders’ agreements, voting trust, proxy or similar arrangements, registration rights agreements or other arrangements or agreements, if any, affecting the relative rights of any security holders) of Purchaser; (ii) conflict with, or result in a breach of, constitute a default under, result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of the Purchaser under, or to a loss of any benefit of the Purchaser to which the Purchaser is entitled under, any material contract to which Purchaser is a party or by which any of its assets are bound, lease of real estate or license of Intellectual Property to which Purchaser and any of its Affiliates is a party or is subject; and (iii) assuming the accuracy of Sections 3.5 and 4.4, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Purchaser is subject.

Section 4.4 Governmental Consents. Except as set forth in Schedule 4.4, the execution, delivery and performance of this Agreement by Purchaser and each other document, agreement or instrument to be executed, delivered and performed by Purchaser pursuant to this Agreement do not require any Governmental Consents mat are specifically applicable to Purchaser by virtue of its businesses, operations, organization or otherwise.

Section 4.5 Third-Party Approvals. The execution, delivery and performance of this Agreement by Purchaser and each other document, agreement or instrument to be executed and delivered by Purchaser pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, do not require any consents, waivers, authorizations or approvals of, or filings with, any third Persons which have not been obtained by Purchaser.

Section 4.6 Financial Capability. As of the date hereof, Purchaser Parent has, and on the Closing Date, Purchaser Parent and Purchaser will have, sufficient funds available to pay the Deposit and the Aggregate Purchase Price on the terms and conditions contemplated by this Agreement.

Section 4.7 Securities Act. Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. Purchaser acknowledges that the Shares are not registered under the Securities Act, any applicable state securities Law or any applicable foreign securities Laws, and that such Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state securities Laws as applicable. Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

Section 4.8 Investigation; Condition of the Business. Purchaser Parent and Purchaser have conducted a review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Business, the Conveyed Companies and the Purchased Assets and acknowledge, for themselves and on behalf of their respective Affiliates, that Purchaser Parent and Purchaser and their respective Affiliates have been provided access to the personnel, properties, premises and records of the Business, the Conveyed Companies and the Purchased Assets and relevant personnel and records of Sellers. Except for the representations and warranties expressly set forth in this Agreement or in any Exhibits hereto, Purchaser Parent and Purchaser acknowledge, for themselves and on behalf of their respective Affiliates, that neither Seller, or any of its respective Affiliates or any other Person makes any other express or implied representation or warranty with respect to the Shares, the Business, the Conveyed Companies, the Purchased Assets or otherwise or with respect to any other information provided to Purchaser Parent or Purchaser or their respective Representatives, whether on behalf of Sellers or such other Persons, including as to (a) the operation of the Business by Purchaser and/or the Conveyed Companies after the Closing in any manner other than as used and operated by the Asset Selling Corporations and the Conveyed Companies on the date of this Agreement or (b) the probable success or profitability of the ownership, use or operation of the Business, the Conveyed Companies or the Purchased Assets by Purchaser after the Closing, either individually or in the aggregate. For the avoidance of doubt, Purchaser Parent and Purchaser acknowledge, for themselves and on behalf of their respective Affiliates, that neither Seller, no Seller Corporation nor any Conveyed Company, nor any of its respective Affiliates or any other Person makes any express or implied representation or warranty with respect to the Shares, the Business, the Conveyed Companies, the Purchased Assets or otherwise with respect to merchantability or fitness for any particular use or purpose, except as specifically set forth in this Agreement and/or the Exhibits hereto. ALL WARRANTIES OF HABITABILITY, MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR FOREIGN LAWS), ARE HEREBY WAIVED BY PURCHASER AND PARENT. PURCHASER AND PARENT ACKNOWLEDGE THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS CONTAINED HEREIN, PURCHASER TAKES THE BUSINESS, THE PURCHASED ASSETS, THE CONVEYED COMPANIES AND THE ASSUMED LIABILITIES “AS IS” “WHERE IS” AND “WITH ALL FAULTS”. IN ADDITION, PURCHASER AND PARENT ACKNOWLEDGE AND AGREE THAT NO SELLER OR SELLER CORPORATION INTENDS TO GIVE ANY “GUARANTEE” NOR IS ANY “GUARANTEE” BEING GIVEN BY ANY SELLER OR SELLER CORPORATION UNDER OR PURSUANT TO THIS AGREEMENT OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY WITHIN THE MEANING OF SECTIONS 443 AND 444 OF THE GERMAN CIVIL CODE. Purchaser and Purchaser Parent further represent that no Seller or Seller Corporation nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding either Seller, any of the Seller Corporations, the Business, the Conveyed Companies, the Shares, the Purchased Assets or the Assumed Liabilities not expressly set forth in this Agreement or the Exhibits hereto, and neither Seller nor any Seller Corporation nor any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its Representatives, or Purchaser’s or Purchaser Parent’s use of, any such information, including any confidential memoranda distributed on behalf of Sellers relating to the Business or other publication provided to Purchaser, Purchaser Parent or its or their respective Representatives, or any other document or information provided to Purchaser, Purchaser Parent or its or their respective Representatives in connection with the sale of the Business.

Section 4.9 No Litigation. There is no action, Governmental Order, writ, injunction, judgment or decree outstanding, or suit, litigation, proceeding, labor dispute, arbitration or reported claim pending or, to the knowledge of Purchaser, threatened in writing, against Purchaser, Purchaser Parent or any of its or their respective Affiliates by or before any Governmental Authority or arbitrator which would, if successful, reasonably be expected to have a Material Adverse Effect on Purchaser.

Section 4.10 Brokers. Except for Merrill Lynch & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or Purchaser Parent. Purchaser Parent is solely responsible for the fees and expenses of Merrill Lynch & Co.

Section 4.11 Certain Matters. No representation or warranty of Purchaser or Purchaser Parent in this Agreement contains any untrue statement or omits to state a material fact necessary to make any such representation or warranty, in light of the circumstances in which it has been made, not materially misleading.

ARTICLE V

COVENANTS

Section 5.1 Information and Documents. (a) From and after the date hereof and prior to the Closing, subject to applicable Law and any applicable Governmental Order, upon reasonable advance notice to Sellers, Sellers shall permit Purchaser and its representatives to have reasonable access, during regular normal business hours, to the assets, Business Employees, books and records of the Seller Corporations relating directly and predominately to the Business and of the Conveyed Companies (other than the Excluded Records and such other records relating to the Retained Assets and the Retained Liabilities), and shall furnish, or cause to be furnished, to Purchaser such financial and operating data and other available information with respect to the Business as Purchaser shall from time to time reasonably request; provided, however, that no such access shall unreasonably interfere with the Seller Corporations’ or the Conveyed Companies’ operation of their respective businesses, including the Business; and provided, further, that Sellers shall not be required to take any action as to which Sellers’ legal counsel has advised Sellers would constitute a waiver of attorney-client privilege.

(b) All information received by Purchaser and given by or on behalf of the Seller Corporations or the Conveyed Companies in connection with this Agreement and the transactions contemplated hereby will be held by Purchaser and its Representatives as “Evaluation Material”, as defined in, and pursuant to the terms of, the Confidentiality Agreement.

(c) If, at any time between the date hereof and the Closing Date, any material IRU or other contract or agreement (or any amendment or modification of any thereof) is entered into (subject, in any event, to compliance with all other limitations and provisions contained in this Agreement as may be applicable thereto) with respect to the sale of capacity that would otherwise have constituted and been included in the Material Contracts and/or the Purchased Assets had the same been entered into and in effect as of the date hereof, Sellers shall notify Purchaser in writing and make available to Purchaser at any time upon Purchaser’s request a complete and correct copy of each such IRU, contract or agreement. For the purposes of (x) all representations and warranties of Sellers contained in this Agreement and (y) Sections 6.1 and 6.2 hereof, “Material Contracts” and/or the “Purchased Assets” shall mean the Material Contracts and/or Purchased Assets as supplemented in accordance with this Section 5.1(c).

(d) It is expressly understood and agreed that, without the prior written consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed nothing in this Agreement shall be construed to grant Purchaser the right to perform any Phase I, Phase II or other environmental testing on any of the properties of the Asset Selling Corporations or the Conveyed Companies.

Section 5.2 Conduct of the Business. (a) From and after the date hereof until the earlier of (A) the termination of this Agreement pursuant to Section 10.1 and (B) the Closing Date, Sellers shall cause the Asset Selling Corporations and the Conveyed Companies to operate the Business in the ordinary course. In furtherance of the foregoing, prior to the Closing Date except (i) as set forth on Schedule 5.2 or as otherwise contemplated, permitted or required by this Agreement (including the execution, delivery and performance of any agreements to be entered into pursuant to Section 7.7 hereof), (ii) as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned, and (iii) as may be necessary or advisable, in the sole discretion of Sellers, to remove any Excluded Assets from any Asset Selling Corporation and/or any Retained Assets from any Conveyed Company, Sellers covenant and agree that they shall cause the Conveyed Companies and the Asset Selling Corporations, in each case with respect to the Business, to:

(i) maintain insurance coverage at levels consistent with presently existing levels so long as such insurance is available at commercially reasonable rates;

(ii) not acquire any material assets outside of the ordinary course of the Business;

(iii) not sell, lease, license, abandon or otherwise dispose of any material assets used in the Business, except (A) in the ordinary course of the Business, (B) to another Conveyed Company or Asset Selling Corporation whereby conveyance thereof shall be made to Purchaser as part of the Purchased Assets at the Closing or as otherwise owned by a Conveyed Company as of the Closing Date, or (C) pursuant to the transactions contemplated, permitted or required hereby;

(iv) not materially increase or materially enhance the compensation or benefits of Employees other than in the ordinary course of the Business or as required by applicable Law;

(v) not change, amend or restate the charter, certificate of formation or incorporation, operating agreement or bylaws (or other comparable organizational or governing documents) of any Conveyed Company;

(vi) not authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (A) any capital stock of, or other equity or voting interest in, any Conveyed Company or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire either (1) any capital stock of, or other equity or voting interest in, any Conveyed Company, or (2) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, any Conveyed Company;

(vii) not incur, assume or modify any Indebtedness (other than Indebtedness incurred in accordance with the cash management system of the Business), other than in the ordinary course of the Business and in an aggregate amount not to exceed $250,000;

(viii) not write-off as uncollectible any notes or accounts receivable of the Business, except write-offs in the ordinary course of the Business;

(ix) not cancel or waive of any claims or rights of substantial value to the Business, other than in the ordinary course of the Business;

(x) not sell, lease or dispose of any capacity on the Network Facilities pursuant to any IRU (including, for purposes of this Section 5.2(a)(x), any capacity lease or similar arrangement providing for a duration and other terms and conditions that are substantially similar in effect to those included in comparable IRUs granted by the Business in the ordinary course) whereby the capacity to be sold, leased or disposed of pursuant to an IRU, when aggregated with all other sales, leases or other dispositions of capacity pursuant to IRUs during any given calendar quarter, would exceed thirty (30) Gbps on each of the Atlantic, Pacific and Western Europe/Trans-US segments of the Network Facilities; provided that any transaction involving the lease or other disposition of any capacity on the Network Facilities for consideration payable on an upfront, lump-sum or other forward-weighted basis (or otherwise providing for payment other than in the form of regular monthly installments generally consistent in amount over the applicable transaction term) shall be deemed to be an IRU for these purposes; or

(xi) not execute any contract or letter of intent (whether or not binding) or other commitment or agreement, whether or not in writing, to do any of the foregoing.

(b) Notwithstanding anything contained in this Agreement to the contrary, Sellers, the Seller Corporations and the Conveyed Companies shall be permitted to maintain the cash management system of the Business and procedures as currently conducted by Sellers, the Seller Corporations and the Conveyed Companies through the Closing Date. The Conveyed Companies shall be permitted to borrow funds from Sellers or their Affiliates as is necessary to operate the Business in the ordinary course and repay such borrowings in the ordinary course. Nothing contained in this Agreement shall give Purchaser, directly or indirectly, rights to control or direct the operations of the Business, the Purchased Assets or the Conveyed Companies prior to the Closing Date.

Section 5.3 Commercially Reasonable Efforts; Certain Governmental Matters. (a) Upon the terms and subject to the conditions herein provided (including Section 2.3), each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary for it to do under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including: (i) to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include furnishing all information required by applicable Law in connection with approvals of or filings with any Governmental Authority); (ii) to satisfy the conditions precedent to the obligations of such party hereto; (iii) to obtain any and all Governmental Consents; (iv) without limiting the generality of clause (iii) of this Section 5.3(a), to effect all registrations, filings and transfers of Governmental Authorizations (to the extent transferable) necessary for the operation of the Business and required under Environmental Laws and other applicable Laws; (v) to obtain any other consents, authorizations or approvals, and to make any other notices, required to be obtained or made by Purchaser, either Seller, any Seller Corporation or any Conveyed Company in connection with the acquisition of the Shares and the Purchased Assets or the taking of any action contemplated by this Agreement; and (vi) to take any action reasonably necessary to vigorously defend, lift, mitigate, or rescind the effect of any litigation or administrative proceeding adversely affecting the acquisition of the Shares and the Purchased Assets, the assumption of the Assumed Liabilities or this Agreement, including promptly appealing any adverse court or administrative decision.

(b) Subject to appropriate confidentiality protections, each of the Sellers and Purchaser will furnish to each other such information and reasonable assistance as such other party may reasonably request in connection with this Section 5.3, and will provide the other party with copies of all filings made by such party with any Governmental Authority and, upon request, any other information supplied by such party to a Governmental Authority in connection with this Agreement and the transactions contemplated hereby. Sellers and Purchaser shall coordinate with one another as far in advance as is reasonably practicable with respect to all written and oral communications with Governmental Authorities in connection with the Governmental Consents, including providing a reasonable opportunity to review and comment on all filings related to the Governmental Consents. Sellers and Purchaser shall provide to each other copies of all correspondence, filings or communications with Governmental Authorities in connection with the Governmental Consents, keep each other apprised of the status of any communications with, and any inquiries or requests for information from, the Governmental Authorities in connection with the Governmental Consents, and comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested by any Governmental Authority in connection with any of the Governmental Consents. The parties agree that a notification to the relevant Governmental Authorities under Exon Florio (each such notification, an “Exon-Florio Notification”) will be timely filed with respect to the transaction contemplated by this Agreement as a joint voluntary notice by Sellers, Purchaser and Purchaser Parent. Such Exon-Florio Notification (together with any amendments thereto) shall be subject to each party’s final approval prior to filing, such approval not to be unreasonably withheld, conditioned or delayed. Sellers will initiate the preparation of this notification, using information to be supplied by Purchaser and Purchaser Parent with respect to themselves, and the provisions of this Section 5.3(b) shall apply to the Exon-Florio Notification in all other respects. The parties also agree that a cable landing license transfer-and-assignment application will be timely filed with the FCC with respect to the transactions contemplated by this Agreement. Such application (together with any amendments thereto) shall be subject to each party’s final approval prior to filing, such approval not to be unreasonably withheld, conditioned or delayed. Sellers will initiate the preparation of this filing, using information to be supplied by Purchaser and Purchaser Parent with respect to themselves, and the provisions of this Section 5.3(b) shall apply to such application in all other respects.

(c) Without limiting the generality of the undertakings pursuant to this Section 5.3, (i) Purchaser and Sellers agree to use commercially reasonable efforts to provide or cause to be provided promptly to Governmental Authorities with regulatory jurisdiction over enforcement of any applicable Competition Laws (“Governmental Antitrust Entity”) information and documents requested by any Governmental Antitrust Entity or necessary, proper or advisable to permit consummation of the acquisition of the Shares and the Purchased Assets and the transactions contemplated by this Agreement; (ii) Purchaser and Sellers agree to file any required notification and report form required under the HSR Act as soon as practicable and in any event not later than fifteen (15) Business Days after the date hereof, and thereafter use commercially reasonable efforts to certify as soon as practicable substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act; (iii) Purchaser shall proffer to (A) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of specific assets or categories of assets or businesses of the Conveyed Companies and the Purchased Assets or any of Purchaser’s other assets or businesses now owned or presently or hereafter sought to be acquired by Purchaser; (B) terminate any existing relationships and contractual rights and obligations; and (C) amend or terminate such existing licenses or other Intellectual Property agreements and to enter into such new licenses or other Intellectual Property agreements (and, in each case, to enter into agreements with the relevant Governmental Antitrust Entity giving effect thereto), in each case with respect to the foregoing clauses (A), (B) or (C) if such action is necessary or reasonably advisable to obtain any Governmental Consent by any Governmental Antitrust Entity; and (iv) Purchaser and Sellers shall take promptly, in the event that any Governmental Antitrust Entity or Person seeks a permanent or preliminary injunction or Governmental Order or a permanent or preliminary injunction or other Governmental Order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the acquisition of the Shares and the Purchased Assets and the assumption of the Assumed Liabilities and the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the acquisition of the Shares and the Purchased Assets or the other transactions contemplated by this Agreement, any and all commercially reasonable steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (iii) of this subsection (c)) necessary to vigorously defend, vacate, modify or suspend such injunction or Governmental Order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement. Each of Sellers and Purchaser will provide to the other party copies of all correspondence between it (or its advisor) and any Governmental Antitrust Entity relating to the acquisition of the Shares and the Purchased Assets and the Assumption of the Assumed Liabilities or any of the matters described in this Section 5.3. The Sellers and Purchaser agree that all telephone calls and meetings with a Governmental Antitrust Entity regarding the acquisition of the Shares and the Purchased Assets or any of the matters described in this Section 5.3 shall, unless otherwise prohibited or required by the applicable Governmental Antitrust Entity, include Representatives of Sellers and Purchaser.

(d) Without limiting the generality of Sections 5.3(a), 5.3(b) and 5.3(c), Purchaser Parent and Purchaser agree: (A) to make, or cause to be made, as promptly as practicable after the execution of this Agreement, (i) all filings required or appropriate to obtain the consent of, or provide notifications to, any Telecommunications Regulatory Authority with respect to the transactions contemplated by this Agreement and (ii) all notifications or filings required or appropriate under Exon-Florio; (B) to, or to cause any Purchaser Designee (including VSNL U.S.) to, enter into any security or other agreement as may be requested or required by the Federal Bureau of Investigation, the U.S. Department of Justice and/or the U.S. Department of Homeland Security in connection with subclause (A) hereof or in connection with the transactions contemplated by this Agreement; and (C) to form within five (5) Business Days after the date hereof a new corporation under the laws of the State of Delaware that will be a wholly-owned subsidiary of Purchaser (such corporation, “VSNL U.S.”). Purchaser and Purchaser Parent agree not to cause or permit VSNL U.S. to transact any business between the date of its incorporation and the Closing Date (other than its compliance with the terms hereof) and shall assign to VSNL U.S. pursuant to Section 11.3 all of Purchaser’s rights and obligations hereunder with respect to the purchase of the portion of the Purchased Assets held by U.S. domestic Asset Selling Corporations, the assumption of the portion of the Assumed Liabilities owed by U.S. domestic Asset Selling Corporations, and Purchaser’s obligations to obtain all Governmental Consents necessary for the consummation of the transactions contemplated hereby as may required to obtained by a U.S. domestic Person by the issuing Governmental Authority or under applicable Law (including the cable landing licenses issued by the FCC). The foregoing assignment shall be pursuant to an assignment and assumption agreement reasonably satisfactory to Sellers and shall be delivered to Sellers within one (1) Business Day after the date of incorporation of VSNL U.S.

Section 5.4 Transferred Employees and Employee Benefits. (a) Transfer of Non-EU Business Employees. With respect to any Non-EU Business Employee, within a reasonable period of time (but not less than seven (7) calendar days) prior to the Closing Date, Purchaser shall offer employment to each Non-EU Business Employee commencing as of, and in the case of Non-EU Business Employees employed by Conveyed Companies such employment shall continue as of and from, the Closing Date, in the same job or position and same general location as in effect immediately prior to the Closing Date, and (x) at a rate of pay at least equal to, (y) with severance entitlements at least as favorable as, and (z) with other employee benefits, perquisites and terms and conditions of employment at least as favorable in the aggregate as the rate of pay, severance entitlements and other employee benefits, perquisites and terms and conditions of employment, respectively, provided to the Non-EU Business Employee, immediately prior to the Closing Date (including benefits pursuant to qualified and non-qualified retirement and savings plans, medical, dental and pharmaceutical plans and programs, deferred compensation arrangements and equity-based and incentive compensation plans); provided, however, that following the Closing Date, the pay and benefits (including incentive and equity-based compensation) Purchaser and its Affiliates shall provide each Non-EU Business Employee shall not be less favorable then the compensation and benefits provided to similarly situated employees of Purchaser and its Affiliates. For purposes of this Section 5.4, “pay” shall include base salary or wages plus any commission, bonus, incentive compensation, premium pay, overtime and shift differentials. Purchaser, at the time it extends such employment offers, shall provide appropriate information regarding employment terms and conditions to the Non-EU Business Employees, which shall conform in all respects to the provisions of this Section 5.4. For Non-EU Business Employees whose terms and conditions of employment are covered by a collective bargaining agreement, Purchaser shall offer employment under the same terms and conditions described in such collective bargaining agreement. Purchaser shall consult with TyCom prior to extending employment offers with respect to communicating the offers to the Non-EU Business Employees. Each Non-EU Business Employee who accepts such offer of employment and each other Non-EU Business Employee of the Conveyed Companies is referred to as a “Non-EU Transferred Employee.” Purchaser acknowledges that by purchasing the Shares of the Conveyed Companies, Purchaser and/or its Affiliates shall employ all Non-EU Business Employees of the Conveyed Companies as provided in this Section 5.4(a) commencing as of the Closing Date, and such Non-EU Business Employees shall be Transferred Employees for purposes of this Agreement. For a period of at least one (1) year following the Closing Date, Purchaser covenants and agrees to, or to cause its Affiliates to, continue to provide each Transferred Employee with the pay, severance and benefits described, and on the terms set forth, in this Section 5.4(a).

(b) Provision of Health Benefits. With respect to Non-EU Business Employees, Purchaser shall provide or cause to be provided, effective commencing on the Closing Date; (i) coverage to all such Business Employees (whether or not any such employee accepts the Purchaser’s offer of employment and/or becomes a Transferred Employee) and (ii) continuation coverage to all former employees of the Business who were formerly employed in the United States and who are receiving continuation coverage under a group health plan of TyCom or its Affiliates as of the Closing Date, and their respective spouses and dependents, under a group health plan sponsored by Purchaser or its Affiliate, which plan shall have no pre-existing condition limitations or exclusions with respect to any such employee, spouse or dependent. Purchaser shall be solely responsible for compliance with the requirements of Section 4980B of the Code and part 6 of subtitle B of Title I of ERISA (“COBRA”), including the provision of continuation coverage, with respect to all such employees and former employees, and their spouses and dependents, for whom a qualifying event occurs prior to, on or after the Closing Date. For purposes of this Section 5.4(b), the terms “group health plan,” “continuation coverage” and “qualifying event” shall have the meanings ascribed to them in COBRA.

(c) Severance; Bonuses. Without limiting the generality of the foregoing, (i) Purchaser and its Affiliates shall have in effect for at least one (1) year following the Closing Date, severance plans, practices and policies applicable to all Transferred Employees on the Closing Date that are not less favorable than such practices and policies in effect immediately prior to the Closing Date with respect to such employees, and Purchaser shall indemnify and hold harmless Seller and its Affiliates from any severance liabilities or obligations with respect to such employees effective on and after the Closing Date; and (ii) Purchaser shall, or shall cause its Affiliates to, ensure that all Transferred Employees who were notified of their target bonuses for the current fiscal year, and who meet the performance targets, if any, established at the time of such notification, receive annual bonuses at least equal to such target bonuses.

(d) Liabilities. From and after the Closing Date, Purchaser shall (i) honor, pay, perform and satisfy any and all Liabilities to, or in respect of, each Transferred Employee accrued and/or vested as of the Closing Date under the terms of any employment, consulting, severance, or similar agreement, in accordance with the terms thereof in effect on the Closing Date; and (ii) assume, honor and be solely responsible for paying, providing and satisfying when due (A) all vacation, personal days, sick pay and other paid time off for Transferred Employees accrued but unused as of the Closing Date, on terms and conditions not less favorable than the terms and conditions in effect immediately prior to the Closing Date, and (B) all compensation (including salary, wages, commissions, bonuses, incentive compensation, overtime, premium pay and shift differentials), vacation, personal days, sick pay and other paid time off, benefits and benefit claims, severance and termination pay, notice and benefits accrued and/or vested as of the Closing Date under all applicable Laws and under any plan, policy, practice or agreement and all other Liabilities, in each case accruing, incurred, or arising as a result of employment or separation from employment with Purchaser or its Affiliates, on or after the Closing Date with respect to Transferred Employees. From and after the Closing, Purchaser shall be solely responsible for paying and providing long-term disability benefits with respect to any Non-EU Business Employee and any former employee of the Business who is receiving long-term disability benefits under any plan or program of TyCom or its Affiliates as of the Closing Date. Purchaser shall indemnify and hold TyCom and each of its Affiliates harmless from any Losses arising out of or related to the performance or failure to perform the obligations of Purchaser under this Section 5.4.

(e) Tax-Qualified Plans. Each Transferred Employee who is a participant in the Tyco International (US) Inc. Retirement Savings and Investment Plan (the “Tyco Savings Plan”) shall cease to be an active participant under such plan effective as of the Closing Date. Effective as of the Closing Date, Purchaser shall have, or shall cause its Affiliates to have, in effect, a defined contribution plan that is qualified under Section 401 (a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code with all material terms and conditions (including such terms and conditions relating to employer matching contributions) equivalent to the Tyco Savings Plan (the “Purchaser Savings Plan”). As soon as practicable following the Closing Date, the Tyco Savings Plan shall transfer to the Purchaser Savings Plan, and Purchaser agrees to cause the Purchaser Savings Plan to accept, the account balance (including promissory notes evidencing all outstanding loans and subject to any qualified domestic relations orders pursuant to Section 414(p) of the Code) of each Transferred Employee who is a participant under the Tyco Savings Plan at the full valuation thereof as of the most recent practicable date next preceding the date of transfer. Such transfer shall be subject to Sellers’ receipt of a current determination letter from the IRS indicating that the Purchaser Savings Plan is qualified under Sections 401 (a) and 401(k) of the Code. Following such transfer, Purchaser and its Affiliates shall assume all Liabilities of Sellers and their Affiliates under the Tyco Savings Plan to provide benefits to or on behalf of the Transferred Employees who are participants under such plan to the extent of the account balances so transferred, and neither the Tyco Savings Plan nor Sellers or their Affiliates shall have any obligation to Purchaser or any Affiliate of Purchaser or with respect to any Transferred Employee with respect thereto.

(f) Certain Welfare Plan Matters. Following the Closing, (i) Purchaser shall ensure that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health or waiting periods, actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any Transferred Employee or his or her spouse or dependent under any employee welfare benefit plans of Purchaser or its Affiliates in which the Transferred Employees may be eligible to participate, and (ii) Purchaser shall provide or cause to be provided that any costs or expenses incurred by the Transferred Employees and any former employee of the Business receiving COBRA continuation coverage (and their respective spouses and dependents) up to and including the Closing Date shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under such benefit plans of Purchaser, or its Affiliates. TyCom or its Affiliate shall retain responsibility under its employee welfare benefit plans for all amounts payable by reason of claims reported or submitted by Transferred Employees and their eligible spouses and dependents prior to the Closing Date, and Purchaser or its Affiliate shall be responsible under its employee welfare benefit plans for all amounts payable by reason of claims reported or submitted by Transferred Employees and their eligible spouses and dependents on or after the Closing Date.

(g) Post-Retirement Health and Life Insurance. The Business Employees and all former employees of the Business (other than such Business Employees and former employees set forth an Schedule 2.6(i) who were formerly employed in the United States and their respective spouses and dependents, in each case who are eligible to participate in the post-retirement health and life insurance benefit plans of Seller or its Affiliates (the “Tyco Post Retirement Health and Life Insurance Plan”) shall cease to be eligible to participate in the Tyco Post Retirement Health and Life Insurance Plan as of the date hereof. The Purchaser shall establish or cause to be established a post-retirement health and life insurance plan (“Purchaser Post-Retirement Health and Life Insurance Plan”) providing for post-retirement health and life insurance benefits that are not less favorable than the benefits provided by the Tyco Post-Retirement Health and Life Insurance Plan. Upon satisfaction of the applicable eligibility conditions of the Tyco Post-Retirement Health and Life Insurance Plan, each Business Employee and each former employee of the Business who was formerly employed in the United States and each of their respective spouses and dependents shall be entitled to receive post-retirement health and life insurance benefits under the Purchaser Post-Retirement Health and Life Insurance Plan, and Purchaser shall be solely responsible for paying and providing (and shall indemnify and hold Seller and their Affiliates harmless from all liabilities and obligations related to) all post-retirement health and life insurance benefits with respect to such employees (and their respective spouses and dependents, as applicable). Purchaser, on behalf of itself and its Affiliates, hereby covenants and agrees to maintain and not terminate or amend, in a manner that adversely affects such employees of Seller, the Purchaser Post-Retirement Health and Life Insurance Plan at any time prior to satisfaction of all liabilities and obligations thereunder in respect of such employees (and their respective spouses and dependents, as applicable).

(h) Cafeteria Plan. Purchaser or its Affiliates shall have in effect, or cause to be in effect, as of the Closing Date, flexible spending reimbursement accounts under a cafeteria plan qualifying under Section 125 of the Code (the “Purchaser Cafeteria Plan”) that provides benefits to Transferred Employees substantially identical in all material respects to those provided by the flexible spending reimbursement accounts under the cafeteria plans in which such Transferred Employees are eligible to participate as of the Closing Date (the “Tyco Cafeteria Plan”). As soon as practicable following the Closing Date, Sellers or their Affiliate shall cause to be transferred to Purchaser an amount in cash equal to the excess of the aggregate accumulated contributions to the flexible spending reimbursement accounts under the Tyco Cafeteria Plan made during the year in which the Closing Date occurs by such Transferred Employees over the aggregate reimbursement payouts made for such year from such accounts to such Transferred Employees; provided, however, that, if the aggregate payouts from the flexible spending reimbursement accounts made during the year in which the Closing Date occurs to such Transferred Employees exceed the aggregate accumulated contributions to such accounts for such year by such employees, Purchaser shall cause such excess to be transferred to Seller as soon as practicable following the Closing Date. Purchaser or its Affiliates shall cause such amounts to be credited to each such Transferred Employees’ corresponding accounts under the Purchaser Cafeteria Plan in which such employees participate following the Closing Date. On and after the Closing Date, Purchaser shall assume and be solely responsible for all claims for reimbursement by Transferred Employees, whether incurred prior to, on or after the Closing Date, that have not been paid in full as of the Closing Date, which claims shall be paid pursuant to and under the terms of the Purchaser Cafeteria Plan, and Purchaser shall indemnify and hold harmless Sellers and their Affiliates from any and all claims by or with respect to Transferred Employees for reimbursement under the Tyco Cafeteria Plan that have not been paid in full as of the Closing Date. Purchaser agrees to cause the Purchaser Cafeteria Plan to honor and continue through the end of the calendar year in which the Closing Date occurs, the elections made by each Transferred Employee under the Tyco Cafeteria Plan in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Closing Date.

(i) Supplemental Life and Long Term Disability. Effective on and after the Closing Date, Purchaser shall, or shall cause its Affiliates to, assume and duly and punctually pay and perform all employer obligations under any supplemental life insurance and long-term disability policies covering Transferred Employees as of the date hereof, and Purchaser shall indemnify and hold harmless Sellers and their Affiliates from any liabilities, costs or expenses with respect to such policies.

(j) Credited Service. With respect to each employee benefit plan, policy, practice or arrangement and employee compensation policy or practice (including vacation, personal day, floating holiday, sickness, paid time off, retirement, severance and welfare benefit plans, policies or practices) sponsored or maintained by Purchaser or its Affiliates, Purchaser shall grant, or cause to be granted to, all Transferred Employees from and after the Closing Date credit for all service with Sellers and their Affiliates and their respective predecessors (including AT&T Submarine Systems Inc. and AT&T Corp.) prior to the Closing Date for all purposes (including eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual, early retirement subsidies and severance).

Section 5.5 EU Employees. (a) Transfer via Transfer Regulations. With respect to any EU Business Employees, the parties to this Agreement agree that the purchase of the Business of any EU Asset Selling Corporation pursuant to this Agreement and any relevant Local Implementing Agreement will constitute a “relevant transfer” for the purposes of the Transfer Regulations and, accordingly, Purchaser or any relevant Affiliate of Purchaser shall employ each such EU Business Employee with effect from the Closing Date as set out in the Transfer Regulations. Notwithstanding the foregoing, with respect to the EU Business Employees, such transfer shall be on terms and conditions of employment that are no less favorable than: (i) the terms and conditions of employment provided to the EU Business Employees immediately prior to the Closing Date; and (ii) the terms and conditions of employment provided to similarly situated employees of Purchaser and its Affiliates.

(b) Indemnity. Purchaser shall indemnify and hold harmless each Seller and its Affiliates from any and all claims, actions, causes of action, judgments, awards, Liabilities, losses, costs or damages (including reasonable attorneys’ fees and expenses but excluding lost profits, lost revenues, lost opportunities and consequential, punitive and other special damages regardless of the legal theory) (collectively, a “Loss” or, the “Losses”) incurred after the Closing Date as a result of, arising out of, or in connection with (i) the EU Business Employees before the Closing Date in respect of any breach of the information and consultation provisions of the Transfer Regulations by Purchaser or any Affiliate of Purchaser; (ii) any claim by an EU Business Employee (whether or not such EU Business Employee resigns and/or objects to becoming employed by Purchaser under the Transfer Regulations) that any EU Asset Selling Corporation is in breach of contract and/or in breach of any statutory employment rights because of any plans of Purchaser (or any relevant Affiliate of Purchaser) to change any terms and conditions of employment or working conditions of any EU Business Employee after the Closing Date; and (iii) the EU Business Employees on and after the Closing Date.

(c) Non-Transfer of EU Business Employees. If the contract of employment of any EU Business Employee is found (or alleged) not to have effect after the Closing Date as if originally made with Purchaser, Purchaser agrees that (i) in consultation with Sellers, it will within seven (7) days of being informed of such finding or allegation make to the relevant EU Business Employee an offer in writing to employ him or her under a new contract of employment to take effect on the termination referred to below; and (ii) any such offer made by Purchaser will be on terms and conditions which when taken as a whole do not differ in any material way from the terms and conditions of employment of that EU Business Employee immediately before the Closing Date (save as to the identity of the employer). Upon that offer being made (or at any time after the offer should have been made if no offer is made) the relevant EU Asset Selling Corporation shall terminate the employment of the relevant EU Business Employee, and Purchaser shall indemnify and hold harmless Sellers and its Affiliates from any Losses arising directly or indirectly out of the employment of that EU Business Employee from the Closing Date until such termination and the termination of such employment.

Section 5.6 Wage Reporting. Purchaser and Sellers shall utilize, or cause their Affiliates to utilize, the alternative procedure set forth in Section 5 of Rev. Proc. 96-60, 1996-2 C.B. 399, with respect to United States wage reporting.

Section 5.7 Certain Dividends, Etc. Notwithstanding any provision herein to the contrary (including Section 5.2), each Conveyed Company will be permitted, to the fullest extent allowed by Law, to distribute to Sellers or any one or more of their respective designated Affiliates, at any time on or prior to the Closing Date, its Cash and Cash Equivalents immediately prior to the Closing. In addition, Sellers and their respective Affiliates shall be permitted to continue to conduct their activities regarding cash management matters relating to the Business (including the collection and transfer of accounts receivable and disbursement of funds by Sellers) in accordance with their respective practices in effect as of the date of this Agreement, except as may be affected by actions taken pursuant to Section 2.4(b) and as may be necessary to settle intercompany payables and receivables and to effect intercompany funding. After the Closing Date, Purchaser shall take all actions (or shall cause its Affiliates to take all actions) reasonably requested by Sellers to effect the provisions of this Section 5.7. Any action taken pursuant to this Section 5.7 after the Closing Date shall, subject to applicable Law, be deemed for the purposes of Section 2.9 to have occurred on the Closing Date.

Section 5.8 Bulk Transfer Laws. Purchaser acknowledges that the Seller Corporations have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer Laws or similar Laws.

Section 5.9 Sellers’ Marks. Promptly following the Closing, Purchaser shall cause each division of the Business and each Conveyed Company (each, a “Purchased Division”) to change its corporate name to a name that does not include the name “TYCO,” “TYCOM,” “TGN” or any derivatives thereof or anything confusingly similar thereto and Purchaser, each Affiliate thereof, the Purchased Division(s), and their respective Representatives shall not register, or attempt to register, and shall not directly or indirectly use, in any fashion, including in signage, corporate letterhead, business cards, internet websites, marketing material and the like, or seek to register, in connection with any products or services anywhere in the world in any medium, any intellectual property that includes, is identical to or is confusingly similar to, any of the trademarks, service marks, domain names, trade names or other indicia of origin (i) set forth on Schedule 5.9 or (ii) owned by either Seller or any Affiliate of Seller other than such marks as may have been owned and used solely by the Purchased Divisions (collectively, “Seller’s Marks”), nor shall any of them challenge or assist any third party in opposing the rights of either Seller or any Affiliate of Seller anywhere in the world in any such Intellectual Property. For the avoidance of doubt, in no event shall any of the Transferred Intellectual Property be deemed to constitute Intellectual Property that includes, is identical to, or is confusingly similar to, any of the Seller’s Marks. All contracts or agreements between either Seller or any Affiliate of either Seller on the one hand and any of the Purchased Divisions on the other relating to the use of the name “TYCO,” “TYCOM,” “TGN” or any derivatives thereof, or anything confusingly similar thereto, including all name protection and license agreements, shall immediately terminate as of the Closing Date. Purchaser shall ensure that immediately following the Closing Date any materials bearing the Seller’s Marks are either destroyed or otherwise permanently altered so that the former use of Sellers Marks is entirely unrecognizable and undetectable. Furthermore, Purchaser shall ensure that immediately following the Closing Date, any hypertext links to Internet websites operated by either Seller or its Affiliates and any other use of Seller’s Marks are removed from any Internet web sites operated by any Purchased Division or included in the Purchased Assets.

Section 5.10 Litigation Support. (a) Purchaser and its Affiliates will cooperate with Sellers and their respective Affiliates, and Sellers and their respective Affiliates will cooperate with Purchaser and its Affiliates, in the defense or settlement of any Liabilities or lawsuits involving the Business for which any of them has responsibility under this Agreement by providing the other party and such other party’s legal counsel and other designated Persons access to employees, records, documents, data, equipment and facilities, and other information regarding the Business as such party may reasonably request, to the extent maintained or under the possession or control of the requested party. For so long as any Liabilities or lawsuits involving the Business for which Sellers have responsibility under this Agreement remain outstanding, Purchaser will advise Sellers of material issues involved in the lawsuits involving the Business for which it has responsibility and will use commercially reasonable efforts to seek a confidentiality agreement with respect to any settlements of such lawsuits.

(b) Without limiting the generality of Section 5.10(a), Purchaser agrees, from and after the Closing and for so long as the litigation matters listed on Schedule 5.10(b) remain outstanding, to cause to be made available to, and at the sole cost and expense of, Sellers and their respective Affiliates, the Business Employees (including the employees listed on Schedule 5.10(b)) in the employ of Purchaser or its Affiliates and any records, documents and other materials in their possession, for the purposes of conducting any interview, deposition, evidentiary request, testimony, trial or any other matter that may be necessary or useful in conducting any such litigation.

Section 5.11 Post-Closing Information. Subject to Section 5.15(b), for a period of seven (7) years following the Closing, upon written request delivered to Purchaser, Purchaser shall, and Purchaser shall cause the Conveyed Companies and the Affiliates of Purchaser with respect to the Businesses to, afford to Sellers and their Representatives reasonable access during regular normal business hours to the properties, books, records and employees of Purchaser, the Conveyed Companies, and the Affiliates of Purchaser with respect to the Business to the extent necessary to enable Sellers and their Representatives to prepare the Working Capital Statement and otherwise to satisfy Sellers’ and their Affiliates’ financial reporting and tax planning and preparation obligations.

Section 5.12 ACMA Contract. From and after the Closing to and including December 18, 2006, Purchaser shall not, and shall cause its Affiliates (including without limitation the Conveyed Companies) not to, be the deciding vote to (i) dissolve ACMA or (ii) fail to renew or otherwise extend the ACMA Contract. Purchaser shall, and shall cause its Affiliates (including the Conveyed Companies) to, comply in all material respects with the provisions of the ACMA Contract during the term (or extended term, as the case may be) of such contract.

Section 5.13 Continuing Obligations. (a) After the date hereof and prior to the Closing, each of the Purchaser and Sellers shall cooperate with each other and use their respective commercially reasonable efforts to obtain a release of the applicable Asset Selling Corporation and its Affiliates from the liabilities and obligations set forth on Schedule 5.13(a) hereof (the “Parent Guarantees”) effective as of the Closing, and to the extent requested or required, by the beneficiary of each such Parent Guarantee in connection with the termination thereof, the Purchaser shall provide a substitute guarantee or such other form of assurance as may be reasonably requested by the beneficiary of each such Parent Guarantee. The parties agree that neither Sellers, nor the Purchaser nor any of their respective Affiliates (except as provided in the immediately proceeding sentence), shall be required to expend any money or provide any other form of an accommodation to the beneficiary of any such Parent Guarantee in connection with their compliance with this Section 5.13.

(b) To the extent Sellers and Purchaser are unable to terminate, replace or obtain the beneficiary’s consent to the release or substitution of any Parent Guarantee prior to the Closing, Sellers agree to use (and to cause their Affiliates to use) their commercially reasonable efforts to maintain each such Parent Guarantee in place until the expiration thereof in accordance with its terms (it being understood that after each such termination, Sellers and/or their Affiliates shall have no obligation to renew any such Parent Guarantee). In connection with the foregoing, Purchaser shall indemnify and hold harmless Sellers and each of their Affiliates for any and all Losses incurred by them in respect of any such Parent Guarantee maintained in place after the Closing Date.

(c) It is expressly understood and agreed that the indemnification provision contained in this Section 5.13 is in addition to, and not limited in any respect by, the indemnification provisions contained in Article K (it being understood that nothing in this Section 5.13 shall be deemed to modify the definition of Losses).

Section 5.14 Exclusive Dealing. From the date of this Agreement until the earlier of the Closing Date and the date this Agreement is terminated, Sellers agree that they will not, and will instruct their respective Representatives not to (i) solicit offers, inquiries or proposals for, or entertain any offer, inquiry or proposal to enter into, any transaction with a third party that has as a purpose a business combination or merger, an issuance or sale of a substantial portion of equity of the Asset Selling Corporations or the Conveyed Companies, a sale of a substantial portion of the Purchased Assets or a substantial portion of the assets of the Conveyed Companies, or any other comparable transaction (any of the foregoing, a “Competing Transaction”), (ii) in connection with a Competing Transaction, provide information to any other Person regarding the Asset Selling Corporations or the Conveyed Companies (except in the ordinary course of Business), or (iii) conduct any discussions or negotiations, or enter into any agreement, arrangement or understanding, regarding a Competing Transaction.

Section 5.15 Non-Competition; Non-Solicitation; Confidentiality. (a) Each Seller, for itself and on behalf of its Affiliates, hereby agrees that neither it nor any of its Affiliates shall:

(i) during the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date (the “Restricted Period”), own or operate a global network of subsea and terrestrial fiber-optic capacity and related offices, network and support facilities that competes with the Business; provided, however, that nothing in this Section 5.15 shall prevent or impede Tyco Telecommunications (US) Inc. or any of its Affiliates from exercising all or any of its rights to enforce its rights under (including exercising its remedies against a customer’s breach of) an agreement for the supply of an undersea fiber optic cable system; and

(ii) during the Restricted Period, persuade or attempt to persuade any third party which is a customer, client or active prospect of the Business to cease doing business with the Business or to reduce the amount of business such Person does with the Business or otherwise interfere with Purchaser’s current or future commercial or other relationships with any such customers, clients or active prospects of the Business.

(b) During the period commencing on the Closing Date and ending on the first (1st) anniversary of the Closing Date, neither Tyco Telecommunications (US) Inc. nor any of its Affiliates controlled by it shall directly or indirectly employ or solicit the employment of any Business Employee then employed by Purchaser (or who remains employed by any Conveyed Company immediately after the Closing) without Purchaser’s prior written consent. The term “solicit the employment” shall not be deemed to include generalized searches for employees through a public medium (including any newspaper or web posting), employment firms or otherwise that are not focused on individuals employed by Purchaser or any successor during such period.

(c) Each Seller, for itself and on behalf of its Affiliates, shall during the Restricted Period, keep confidential and not disclose to any third party any data relating to customers of the Business, marketing plans and strategies or budgets for the Business, or pricing for services of the Business; provided, that the Sellers and their Affiliates may also use such materials for the sole purpose of operating their respective businesses in the ordinary course. If a Seller or any of its Affiliates are legally required to disclose any of the foregoing materials (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), Sellers shall, or shall cause such Affiliate, to provide Purchaser with written notice of such request so that Purchaser may seek an appropriate protective order or other appropriate remedy. If such protective order or remedy is not obtained, Seller or such Affiliate, may disclose only that portion of the foregoing materials which such Person is legally required to disclose, and Sellers shall exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such materials so disclosed.

(d) Purchaser acknowledges and agrees that (i) the ownership of securities by Sellers and their Affiliates representing on a fully-diluted basis less than 5% of the outstanding voting power of a Person, (ii) the acquisition by Sellers or any of their Affiliates of any corporation, partnership or other Person who directly or indirectly owns or operates a global network of subsea and terrestrial fiber-optic capacity and related assets which account for less than twenty percent (20%) of the annual consolidated gross revenue of such Person, (iii) the use, sale, lease or sublease of any capacity on the Network Facilities owned or leased by Seller or any of its Affiliates, and (iv) the continued operation of the network design, manufacture, construction, testing, installation and commissioning, and marine services and maintenance operations of Tyco Telecommunications (US), Inc. or its Affiliates (the “System Supply Business”) (including the ownership and operation of any system built for any customer of the System Supply Business for which title has not passed to such customer) or the ownership or operation of a business substantially similar to the System Supply Business by Sellers or any of their Affiliates, shall not be considered competition with the Business for purposes of the foregoing provisions of this Section 5.15 or otherwise prohibited or restricted by, or otherwise in violation of, any of the foregoing provisions of this Section 5.15.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF PURCHASER

Conditions to the Obligations of Purchaser. The obligation of Purchaser to effect the Closing shall be subject to the satisfaction or waiver of the following conditions precedent:

Section 6.1 Truth of Representations and Warranties. The representations and warranties of Sellers contained in this Agreement shall be true and correct in all respects (without regard to any Material Adverse Effect or materiality qualification contained therein (other than with respect to the representations and warranties set forth in Sections 3.6, 3.7(a), 3.11 and 3.18)) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date), provided, that the condition set forth in this Section 6.1 shall be deemed not to have been satisfied only if the failure of any such representation(s) or warranty(ies) has had, in the aggregate, a Material Adverse Effect on the Business or Sellers; and each Seller shall have delivered to Purchaser a certificate of a duly authorized officer of Seller, dated the Closing Date, to such effect.

Section 6.2 Performance of Agreements. Each Seller shall have performed, in all material respects, their agreements and obligations contained in this Agreement required to be performed by it at or before the Closing, and each Seller shall have delivered to Purchaser a certificate of a duly authorized officer of such Seller, dated the Closing Date, to such effect.

Section 6.3 No Laws or Orders; No Injunctions. No Law or Governmental Order of any kind shall have been enacted or enforced by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement or has the effect of making them illegal. No injunction shall have been issued to prohibit permanently consummation of the transactions contemplated hereby.

Section 6.4 HSR Act Waiting Period. All applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

Section 6.5 Other Consents and Approvals. All (a) Closing Consents, and (b) third party consents, waivers and approvals, listed on Schedule 10.l(d) and Schedule 3.4(a), respectively, shall have been received.

Section 6.6 Intra-Company Indebtedness. All indebtedness of any Conveyed Company owed to (a) either Seller or any of its Affiliates (other than the Conveyed Companies) or (b) any other Conveyed Company for borrowed money (other than amounts due and owing among Conveyed Companies and Asset Selling Corporations solely in the ordinary course of business) shall have been discharged or cancelled in full.

Section 6.7 Other Agreements. Purchaser shall have received the documents listed on Schedule 6.7.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF SELLERS

Conditions to the Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver of the following conditions precedent:

Section 7.1 Truth of Representations and Warranties. The representations and warranties of Purchaser and Purchaser Parent contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date), and Purchaser and Purchaser Parent shall have each delivered to Sellers a certificate of a duly authorized officer of Purchaser, dated the Closing Date, to such effect.

Section 7.2 Performance of Agreements. Purchaser and Purchaser Parent shall have performed, in accordance with the terms hereof, in all material respects, their agreements and obligations contained in this Agreement required to be performed by them at or before the Closing, and Purchaser and Purchaser Parent shall each have delivered to Sellers a certificate of a duly authorized officer of Purchaser, dated the Closing Date, to such effect.

Section 7.3 No Laws or Orders; No Injunctions. No Law or Governmental Order of any kind shall have been enacted or enforced by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement or has the effect of making them illegal. No injunction shall have been issued to prohibit permanently consummation of the transactions contemplated hereby.

Section 7.4 HSR Act Waiting Period. All applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

Section 7.5 Other Consents and Approvals. All Governmental Consents, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

Section 7.6 Statutes; Orders. No Law or Governmental Order of any kind shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement or has the effect of making them illegal.

Section 7.7 Other Agreements. The Sellers shall have received the documents listed on Schedule 7.7.

Section 7.8 Bonds and Letters of Credit. Each of the bonds and letters of credit set forth on Schedule 7.8 shall have been returned to Sellers and all obligations thereunder shall have been extinguished.

ARTICLE VIII

TAX MATTERS

Section 8.1 Allocation of Taxes to Sellers. Sellers shall be responsible for and will pay or cause to be paid any and all of the following (collectively, “Sellers’ Taxes”):

(i) all Taxes imposed on Sellers, the Stock Selling Corporations, the Conveyed Companies, and the Asset Selling Corporations with respect to all periods of Sellers, the Stock Selling Corporations, the Conveyed Companies, and the Asset Selling Corporations that end on or before the Closing Date (including any Taxes recognized as the result of any and all pre-Closing acquisitions or distributions of assets or stock (or other equity interests)) to any of the foregoing Persons;

(ii) all Taxes imposed on the Conveyed Companies under consolidation, organschaft, fiscal unity, or similar regime by U.S. or foreign federal, state or local tax Law for all periods prior to the Closing Date; and

(iii) Sellers’ portion of the Taxes for any Straddle Period, as determined under Section 8.3;

provided, however, that (A) all stamp, transfer, documentary, sales and use, value added, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) shall be borne by the Purchaser, (B) the Sellers’ Taxes shall not include any Taxes arising as a result of actions taken by any Conveyed Company, Purchaser, Purchaser Parent, or any of their Affiliates with respect to any Conveyed Company after the, effective time of the Closing, and (C) Sellers’ Taxes shall not include any liability for Taxes to the extent such Taxes are accrued as of the Closing Date as determined in a manner consistent with the preparation of the Unaudited Balance Sheet in accordance with Section 3.6(a). The Aggregate Purchase Price is exclusive of any Transfer Taxes that may be imposed in connection with the consummation of the transactions contemplated hereby.

Section 8.2 Allocation of Taxes to Purchaser and Purchaser Parent. Purchaser and Purchaser Parent shall be responsible for, will pay or cause to be paid, and will indemnify Sellers and their Affiliates from and against any and all Taxes, including Transfer Taxes, other than those allocated to Sellers pursuant to Section 8.1.

Section 8.3 Allocation of Straddle Period Taxes. (a) With respect to any taxable period of a Conveyed Company relating to Income Taxes that would (absent an election) include, but not end until after, the Closing Date (a “Straddle Period”), Sellers may or may cause one or more of the Conveyed Companies, at their sole option, to elect with any relevant Taxing Authority to close such Straddle Period as of the end of the Closing Date. As a result of such election, Income Taxes will be allocated to Sellers, on the one hand, and Purchaser and Purchaser Parent, on the other hand, pursuant to the provisions of Sections 8.1 and 8.2, respectively.

(b) In any case where the Straddle Period of a Conveyed Company is not closed pursuant to the preceding Section 8.3(a), Sellers will be allocated any Income Taxes imposed on the Conveyed Company for the portion of the Straddle Period up to and including the Closing Date. For purposes of this Section 8.3(b), Income Taxes for the portion of a Straddle Period up to and including the Closing Date will be determined based upon an interim closing of the books of a Conveyed Company as of 11:59 p.m. on the Closing Date based upon Tax accounting methods, practices, and procedures last used by such Conveyed Company in preparing its Income Tax Returns.

(c) As to any Tax other than an Income Tax or a Transfer Tax for any Straddle Period, Sellers will be allocated:

(i) for any such Tax that is determined based upon specific transactions (including, but not limited to, value added, sale, and use Taxes), all such Taxes applicable to transactions that have been consummated during the period through the end of the Closing Date; and

and expense, carry back any item of loss, deduction, or credit of the Conveyed Companies or Purchased Assets attributable to any period with respect to which Sellers are liable for Taxes pursuant to Section 8.1 hereof; provided, however, that nothing in this Section 8.4(c) or in any other provision of this Agreement shall require Purchaser or any of its relevant Affiliates to carry back any item of loss, deduction, or credit with respect to the Conveyed Companies or Purchased Assets arising from the operation of. the Conveyed Companies or the Purchased Assets for periods following the Closing Date.

(d) Purchaser agrees that, with respect to each of the Conveyed Companies and any successor thereto:

(i) except as provided in Section 8.7(d), neither Purchaser nor any of its Affiliates or any successor thereto will file any Claim for refund of Taxes with respect to (a) any period ending on or before the Closing Date, or (b) in the case of a Straddle Period, the portion of such Straddle Period ending on the Closing date;

(ii) Purchaser, its Affiliates, and any successor thereto must make any election available to them to waive the right to claim in any period ending on or before the Closing Date any carry back with respect to Taxes arising in (a) any period beginning after the Closing Date, or (b) in the case of a Straddle Period, the portion of such Straddle Period beginning after the Closing Date;

(iii) Purchaser, its Affiliates, and any successor thereto will refrain from making any affirmative election to claim (a) in any period ending on or before the Closing Date, or (b) in the case of a Straddle Period, the portion of such Straddle Period ending on the Closing Date, any carry back with respect to a Tax arising in (x) any period beginning after the Closing Date, except for any carrybacks required by applicable Law to occur prior to any carry forward into post-Closing Tax periods, or (y) in the case of a Straddle Period, the portion of such Straddle Period beginning after the Closing Date; and

(iv) Unless otherwise mandated by Law, Governmental Order or other applicable requirements of any Governmental Authority, neither Purchaser nor any of its Affiliates or any successor thereto will file any amended Tax Return with respect to (a) any period ending on or before the Closing Date, or (b) in the case of a Straddle Period, the portion of such Straddle Period ending on the Closing date.

Section 8.5 Tax Contests. (a) Any Seller, on the one hand, and Purchaser, on the other hand, shall provide prompt notice to the other of any pending or threatened Contest of which it becomes aware related to Taxes for any period for which it is indemnified by the other party hereunder. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents it has received from any Taxing Authority in respect of any such matters. If a party hereto has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified under Section 8.6 hereof and such party fails to give the indemnifying party prompt notice of such asserted Tax liability, then (i) if the indemnifying party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying party is not precluded from contesting such asserted Tax liability in any forum, but such failure to give prompt notice results in a monetary detriment to the indemnifying party, then any amount that the indemnifying party is otherwise required to pay the indemnified party pursuant to Section 8.6 hereof shall be reduced by the amount of such detriment.

(b) Sellers shall have the right to represent a Conveyed Company’s interests in any Contest relating to a Tax matter arising with respect to a Pre-Closing Period to the extent such Contest is in connection with any Taxes for which Sellers may be liable pursuant to Section 8.1 hereof, to employ counsel of their choice at their expense and to control the conduct of such Contest, including settlement or other disposition thereof; provided, however, that Purchaser shall have the right to consult with Sellers regarding any such Contest that may affect a Conveyed Company for any periods ending after the Closing Date at Purchaser’s own. expense; and provided, further, that any settlement or other disposition of any such Contest may only be made with the consent of Purchaser, which consent will not be unreasonably withheld; and provided, further, that to the extent that Purchaser unreasonably withholds consent, Sellers’ obligation under Section 8.6(b) of this Agreement to indemnify Purchaser for such Tax shall terminate and Purchaser shall reimburse Sellers for the reasonably incurred costs of the Contest. As with all other disputes under this Agreement, it is understood by the parties that any disputes arising under this Section 8.5(b), including, but not limited to, disputes regarding consent being unreasonably withheld, shall constitute disputes regarding matters in this Article VIII that require the agreement of the parties within the meaning of Section 8.10 of this Agreement and, therefore, shall be resolved in accordance with Section 8.10 of this Agreement.

(c) Purchaser shall have the right to control the conduct of any Contest relating to a Tax matter of a Conveyed Company arising with respect to a period ending after the Closing Date and of any Contest in respect of which Sellers have not elected to represent the interests of a Conveyed Company pursuant to Section 8.5(b); provided, however, that Sellers shall have the right, at Sellers’ own expense, to consult with Purchaser regarding any such Contest that may affect a Conveyed Company for any Pre-Closing Period or for any portion of a Straddle Period ending on the Closing Date; and provided, further, that any settlement or other disposition of any such Contest that may affect a Conveyed Company for any Pre-Closing Periods or any portion of a Straddle Period ending on the Closing Date may only be made with the consent of Sellers’, which consent will not be unreasonably withheld. In the case of a Contest with respect to a Straddle Period, to the extent that Sellers unreasonably withhold consent, Purchaser’s obligation under Section 8.6(c) of this Agreement to indemnify Sellers for any Tax with respect to such period shall terminate and Sellers shall reimburse Purchaser for the reasonably incurred costs of the Contest. As with all other disputes under this Agreement, it is understood by the parties that any disputes arising under this Section 8.5(c), including, but not limited to, disputes regarding consent being unreasonably withheld, shall constitute disputes regarding matters in this Article VIII that require the agreement of the parties within the meaning of Section 8.10 of this Agreement and, therefore, shall be resolved in accordance with Section 8.10 of this Agreement.

(d) Sellers, on the one hand, and Purchaser, on the other, agree, in each case at no cost to the other party, to cooperate with the other and the other’s Representatives in a prompt and timely manner in connection with any Contest. Such cooperation shall include, but not be limited to, making available to the other party, during normal business hours, all books, records, , returns, documents, files, other information (including, without limitation working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records and files.

(e) Where there is a dispute with a Taxing Authority regarding liability for Tax for a Pre-Closing Period and for which Sellers have an indemnification obligation, Purchaser shall, or shall cause the appropriate Conveyed Company to, as the case may be, at the request of Sellers, pay the amount of the disputed Tax to the Taxing Authority, and Purchaser or the Conveyed Company shall be reimbursed by Sellers within a period not to exceed ten (10) Business Days from the date of such payment and otherwise in a manner to be agreed upon by the parties at such time as Sellers makes such request.

Section 8.6 Indemnification. (a) The indemnification provisions set forth in this Section 8.6 are the exclusive remedy for obligations of the parties arising under this Agreement and relating to Taxes and Article IX of this Agreement shall not apply to such obligations, other than the survival provisions set forth in Section 9.5 and the applicable loss limitation provisions of Section 9.6.

(b) Sellers shall be liable for, and covenant and agree to indemnify and hold harmless the Purchaser and its Affiliates from and against, any and all liabilities incurred by Purchaser or its Affiliates:

(i) by reason of a breach of the representations contained in Section 3.16 hereof;

(ii) by reason of a breach by Sellers of any covenant contained in Article VIII hereof; or

(iii) for Taxes for which Sellers bear responsibility pursuant to Section 8.1 hereof.

(c) Purchaser shall be liable for, and covenant and agree to indemnify and hold harmless Sellers and its Affiliates from and against any and all liabilities incurred by any of Sellers or their Affiliates:

(i) by reason of a breach by Purchaser or Purchaser Parent of any covenant contained in Article VIII hereof; or

(ii) for Taxes for which Purchaser and Purchaser Parent bear responsibility pursuant to Section 8.2 of this Agreement.

(d) If a party (the “Tax Indemnified Party”) determines that it or any of its Affiliates is or may be entitled to indemnification by another party (the “Tax Indemnifying Party”) under Section 8.6(b) or 8.6(c) hereof, the Tax Indemnified Party will promptly deliver to the Tax Indemnifying Party a written notice and demand therefor (the “Tax Notice”) specifying the basis for indemnification and, if known, the amount for which the Tax Indemnified Party reasonably believes it or any of its Affiliates is entitled to be indemnified (a “Tax Claim”). The Tax Notice must be received by the Tax Indemnifying Party no later than thirty (30) days before the expiration of the applicable Tax statute of limitations; provided, however, that if the Tax Indemnified Party does not receive notice from the applicable Taxing Authority (“Taxing Authority Notice”) that an item exists that could give rise to a Tax Claim more than thirty (30) days before the expiration of the applicable Tax statute of limitations, then the Tax Notice must be received by the Tax Indemnifying Party as promptly as practicable after the Tax Indemnified Party receives the Taxing Authority Notice (but in no event more than five (5) days after the Tax Indemnified Party receives the Taxing Authority Notice). If the Tax Indemnifying Party objects to the Tax Claim in the manner set forth in Section 8.6(e) hereof or if either the Tax Indemnifying Party or the Tax Indemnified Party exercise Contest rights as contemplated by Section 8.5(b), then the Tax Indemnifying Party shall not be liable to make an indemnification payment to the Tax Indemnified Party until there is a determination by the Accountant or a Final Determination regarding the Tax Claim, as the case may be. In all other cases, the Tax Indemnifying Party will pay the Tax Indemnified Party the amount set forth in the Tax Notice, in cash or other immediately available funds, within thirty (30) days after receipt of the Tax Notice; provided, however, that if the amount for which the Tax Indemnified Party reasonably believes it is entitled to be indemnified is not known at the time of the Tax Notice, the Tax Indemnifying Party shall pay the amount known to be due and the Tax Indemnified Party will deliver to the Tax Indemnifying Party a further Tax Notice specifying the unknown amount as soon as reasonably practicable after such amount is known and payment will then be made as set forth above.

(e) The Tax Indemnifying Party may object to the Tax Claim (or the amount thereof) set forth in any Tax Notice by giving the Indemnified Party, within thirty (30) days following receipt of such Tax Notice, written notice setting forth the Tax Indemnifying Party’s grounds for so objecting (the “Tax Objection Notice”). If the Tax Indemnifying Party does not give the Tax Indemnified Party the Tax Objection Notice within such thirty (30) day period, the Tax Indemnified Party may exercise any and all of its rights under applicable Law and this Agreement to collect such amount.

(f) Adjustment of Claims.

(i) The amount of a Tax Claim shall be the amount of Taxes payable by the Tax Indemnified Party net of any actual benefit (or any reasonably determined and reasonably documented anticipated benefit) to the Tax Indemnified Party or any of its Affiliates attributable to any Tax item resulting from the facts underlying such Tax Claim (a “Tax Benefit”).

(ii) As set out in Section 8.13, it is understood and agreed by the parties hereto that any payments made pursuant this Article VIII are intended to be treated as adjustments to Asset Purchase Price or Share Purchase Price, as applicable. However, in the event that a reimbursement of Tax made pursuant this Article VIII is subjected to Tax by a Taxing Authority, other than amounts recharacterized as interest by such Taxing Authority (“Tax Detriment”), then the amount of a Claim shall be increased by an amount such that the Tax Indemnified Party, on a net after-tax basis (giving due regard to Tax credits and deductions to which the Tax Indemnified Party is entitled arising from such Tax Claim), receives an amount equal to the amount of the Tax Claim; provided, however, that this Section 8.6(f)(ii) shall not apply to interest paid to an Tax Indemnified Party by reason of Section 8.11 hereof.

(g) If the Tax Indemnified Party and the Tax Indemnifying Party are unable to settle any dispute regarding a Tax Claim within thirty (30) days after receipt of the Tax Objection Notice, the Tax Indemnified Party and the Tax Indemnifying Party will, in accordance with Section 8.10, jointly request the Accountant to resolve the dispute as promptly as possible.

(h) Failure by the Tax Indemnified Party to promptly deliver to the Tax Indemnifying Party a Tax Notice in accordance with Section 8.6(d) hereof will not relieve the Tax Indemnifying Party of any of its obligations under this Agreement except to the extent the Tax Indemnifying Party is prejudiced by such failure.

(i) Each of the parties hereto, on behalf of itself and its Affiliates, agrees not to bring any actions or proceedings, at law, in equity or otherwise, against any other party or its Affiliates, in respect of any breaches or alleged breaches of any representation, warranty or other provision of this Article VIII, except pursuant to and subject to the express provisions of this Section 8.6.

Section 8.7 Refunds. (a) Purchaser shall, and shall cause its Affiliates to, hold in trust for the benefit of Sellers all refunds (including interest paid thereon by a Governmental Authority and any amounts applied against a Tax liability for other taxable periods) of any Taxes for which Purchaser is entitled to indemnification pursuant to this Agreement (“Sellers’ Refunds”), and, within five (5) Business Days after receipt by Purchaser or any of its Affiliates of any such Sellers’ Refund, Purchaser or its Affiliate, as applicable, shall pay over to Sellers the amount of such Sellers’ Refund without right of set off or counterclaim.

(b) Sellers shall, and shall cause their Affiliates to, hold in trust for the benefit of Purchaser and its Affiliates all refunds (including interest paid thereon by a Governmental Authority and any amounts applied against a Tax Liability for other taxable periods) of any Taxes for which Sellers are entitled to indemnification pursuant to this Agreement (“Purchaser’s Refunds”) and, within five (5) Business Days of receipt by Sellers or any of their Affiliates of any such Purchaser’s Refund, Sellers or and their Affiliate, as applicable, shall pay over to Purchaser the amount of Purchaser’s Refund without right of set off or counterclaim.

(c) Upon the request of Sellers, Purchaser will file, or cause a Conveyed Company or its Affiliate to file, claims for Sellers’ Refunds, in such form as Sellers may reasonably request; provided, however, that the filing of any such claim will not result in any prejudice to Purchaser or its Affiliates. Sellers will have the sole right to prosecute any claims for Sellers’ Refunds (by suit or otherwise) at Sellers’ expense and with counsel of Sellers’ choice. Purchaser will cooperate, and cause the appropriate Conveyed Company or Affiliate to cooperate, fully, at Sellers’ expense, with Sellers and their counsel in connection therewith.

(d) Upon the request of Purchaser, Sellers shall and shall cause their Affiliates to file, claims for Purchaser’s Refunds, in such form as Purchaser may reasonably request; provided, however, that the filing of any such claim will not result in any prejudice to Sellers or their Affiliates. Purchaser will have the sole right to prosecute any claims for Purchasers’ Refunds (by suit or otherwise) at Purchaser’s expense and with counsel of Purchaser’s choice. Sellers will cooperate, and cause their Affiliates to cooperate, fully, at Purchaser’s expense, with Purchaser and its counsel in connection therewith.

(e) Except as provided in Sections 8.7(a) and 8.7(b) hereof, any refunds, of Taxes other than Sellers’ Refunds and Purchaser’s Refunds will be the property of the payee of such refunds and no other party to this Agreement or its Affiliates will have any right to such refunds.

(f) To the extent reasonably requested by a Seller, and within (30) days of such request, Purchaser and its Affiliates shall grant to such Seller appropriate powers of attorney as may reasonably be necessary to prosecute or defend its rights hereunder.

Section 8.8 Assistance and Cooperation. (a) After the Closing Date, Sellers and Purchaser shall cooperate (and shall cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Conveyed Companies and the Purchased Assets, including (i) the preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceedings in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession related to the Business available to the other, as provided in Section 8.9 hereof. Sellers and Purchaser also shall (and shall cause their respective Affiliates to) make available to the other, as reasonably requested and available, personnel responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes. Any information or documents provided under this Section 8.8 shall be kept confidential by the party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.

(b) After the Closing Date, in the event that any Conveyed Company intends to file any report of its financial data to any Governmental Authority (including without limitation the statutory accounts prepared by Tyco Networks (Germany) GmbH) with respect to a fiscal or accounting period during any portion of which a Seller or any of its Affiliates owned an interest in such Conveyed Company, Purchaser shall cause the applicable officers, directors, employees and agents of such Conveyed Company to (i) make available to Sellers a copy of such report no later than the tenth (10th) Business Day prior to the due date of such report and (ii) incorporate all good faith comments of Sellers to such report to the extent relating to the time period when such Seller or any of its Affiliates owned an interest in such Conveyed Company.

Section 8.9 Tax Records. Tax records in possession of Sellers (other than those included in the Excluded Assets) and/or the Stock Selling Corporations relating to the Conveyed Companies shall be transferred to Purchaser. Sellers may make and retain copies of such Tax records. Sellers, Purchaser, and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax records in their possession relating to the Conveyed Subsidiaries and the Purchased Assets to the extent reasonably required by the other party in connection with the preparation of Tax Returns, audits, litigations, or the resolution of items under this Article VIII. Sellers, Purchaser, and their respective Affiliates shall preserve and keep such Tax records in their possession until the expiration of any applicable statutes of limitation and as otherwise required by Law, but in any event for a period of not less than seven (7) years after the Closing Date.

Section. 8.10 Dispute Resolution. If Sellers and Purchaser fail to agree on the resolution of any of the matters in this Article VIII that require the agreement of the parties, then such matter shall be referred to the Accountant for binding arbitration. Sellers and Purchaser shall mutually agree on an accounting firm that is unrelated to any party to this Agreement to act as the Accountant. In the event that Sellers and Purchaser cannot agree on an accounting firm to act as the Accountant, Sellers and Purchaser each shall select an accounting firm, and the two (2) selected accounting firms shall mutually select a third accounting firm, unrelated to any party to this Agreement, to act as the Accountant. The choice of an Accountant by the two (2) accounting firms pursuant to the preceding sentence shall be binding on the parties hereto. Within thirty (30) days of the selection of the Accountant, Sellers and Purchaser shall deliver to the Accountant copies of any schedules or documentation which may reasonably be required by the Accountant to make its determination. Each of Purchaser, on the one hand, and Sellers on the other, shall be entitled to submit to the Accountant a memorandum of not more than ten (10) pages setting forth its position with respect to such arbitration. The Accountant shall render a determination within sixty (60) days of its selection. Sellers or Purchaser, as the case may be, shall pay to the other party the amount determined by the Accountant within thirty (30) days of the date on which the Accountant makes its determination. Notwithstanding any provision of this Section 8.10, the Accountant may, at its sole discretion, amend the procedures contained herein. The determination of the Accountant shall be final and binding on all parties. The costs incurred in retaining the Accountant shall be shared equally, fifty percent (50%) by Sellers and fifty percent (50%) by the Purchaser.

Section 8.11 Payment. All amounts required to be paid to a party under this Article VIII shall be paid in Dollars and translated from local currency at the spot rate. If a party (the “Payor”) fails to make a payment due and owing under this Article VIII to the other party or any of its Affiliates (the “Payee”) within thirty (30) days of the date prescribed by this Article VIII, the Payor will pay to the Payee interest (such interest to be calculated on the basis of a year of 360 days and the actual number of days elapsed) on such payment from and including the date on which such payment was due, but excluding the day the Payor makes such payment, at a rate equal to eight percent (8%) per annum. In the event that any payment under this Article VIII is subject to withholding tax, the Payor shall withhold such Tax and pay such Tax over to the appropriate Taxing Authority and shall pay the Payee such additional amounts as are necessary so that the net amount received by the Payee after deduction of withholding Tax with respect to such payment and with respect to such additional amounts is equal to the amount that would have been received if no such withholding had been made. Such additional amounts shall be reduced by the amount of any Tax benefit to the Payee from the payment of such withholding Tax.

Section 8.12 Termination of Tax Allocation Agreements. Immediately prior to the close of business on the Closing Date, (i) all Tax allocation or sharing agreements or arrangements existing between any of Sellers and the Stock Selling Corporations, on the one hand, and any of the Conveyed Companies, on the other hand, shall be terminated; and (ii) amounts due under such agreements or arrangements shall be settled as of the Closing Date in such manner as Sellers shall determine (including capitalization or distribution of amounts due or receivable under such agreements or arrangements). Upon such termination and settlement, no further payments by or to the Conveyed Companies with respect to such agreements or arrangements shall be made, and all other rights and obligations resulting from such agreements or arrangements between the Conveyed Companies and others shall cease at such time.

Section 8.13 Adjustment. All amounts paid, or caused to be paid, by one party or its Affiliates to another party or its Affiliates pursuant to this Agreement (other than interest in accordance with Section 8.11 hereof) shall be treated by the parties as an adjustment to the Asset Purchase Price or Share Purchase Price, as applicable, to the extent permitted by Law.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification by Sellers. (a) Subject to the provisions of this Article IX, Sellers, jointly and severally, agree to defend, indemnify and hold harmless Purchaser from and against any and all Losses arising out of, resulting from or relating to (i) any Retained Liability, (ii) any breach by any Seller or Seller Corporation of any of its covenants or agreements contained in this Agreement (other than covenants contained in Article VIII, which are addressed by Article VIII exclusively), (iii) the failure of any representation or warranty made by Sellers in this Agreement (other than Section 3.16, relating to Taxes, which is addressed by Article VIII exclusively) to be true and correct on the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except to the extent such representations and warranties expressly relate to a date prior to the Closing Date (in which case such representations shall be true and correct on and as of such earlier date), (iv) Purchaser’s waiver of any applicable bulk sales or bulk transfer Laws or similar Laws, or (v) any Liability of any Conveyed Company in connection with any criminal conduct of such Conveyed Company or any of its respective Business Employees occurring prior to the Closing.

(b) Purchaser acknowledges and agrees that Sellers shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates to action taken by Purchaser or any Affiliate of Purchaser after the Closing Date. Purchaser shall take and shall cause its Affiliates to take all commercially reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

Section 9.2 Indemnification by Purchaser. (a) Subject to the provisions of this Article IX, Purchaser agrees to defend, indemnify and hold harmless Sellers from and against any and all Loss arising out of, resulting from or relating to (i) any Assumed Liability (other than any Assumed Liability resulting from the breach by Sellers of any representation or warranty contained in this Agreement), (ii) any breach by Purchaser of any of its covenants or agreements in this Agreement, (iii) the failure of any representation or warranty made by Purchaser in this Agreement to be true and correct on the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except to the extent such representations and warranties expressly relate to a date prior to the Closing Date (in which case such representations shall be true and correct on and as of such earlier date), or (iv) events occurring on or after the Closing Date in connection with the Business, the Purchased Assets, or the Shares including (x) the use, ownership, possession, operation or occupancy of any Network Facility, Leased Real Property or Real Property, the Intellectual Property of the Business, the Purchased Assets, or the Shares from and after the Closing Date and (y) Purchaser’s failure to obtain any consent necessary for the consummation of the transactions contemplated hereby.

(b) Sellers acknowledge and agree that Purchaser shall not have any liability to Sellers or any of their respective Affiliates under any provision of this Agreement for any Loss to the extent that such Loss relates exclusively to any Retained Liability. Each Seller shall take and cause its Affiliates to take all commercially reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

Section 9.3 Indemnification Procedure. (a) Promptly after obtaining actual knowledge of any Losses by any Person entitled to indemnification pursuant to Sections 5.5(b), 9.1 or 9.2 hereof (an “Indemnified Party”), including, any claim by a third party described in Section 9.4, which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the “Indemnifying Party”) a certificate (the “Certificate”), which Certificate shall:

(i) state that the Indemnified Party has paid or anticipates it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii) specify in reasonable detail the Losses to which such Certificate relates, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related.

The Indemnified Party shall thereafter provide to the Indemnifying Party such information related to the Losses claimed in such Certificate as the Indemnifying Party may reasonably request for purposes of fulfilling the Indemnifying Party’s obligations under this Article IX, as provided in Section 9.4(b). The failure by the Indemnified Party to promptly deliver a Certificate shall not relieve the Indemnifying Party of any of its obligations under this Article IX, except to the extent the Indemnifying Party is actually prejudiced by such delay.

(b) In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Certificate, the Indemnifying Party shall, within forty-five (45) days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the sixty (60) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party and the Indemnifying Party shall submit such dispute to a court of competent jurisdiction as set forth in Section 11.10. During the period of any such dispute, the Indemnified Party shall have the right, but not the obligation, to take the actions which the Indemnifying Party would have had the right to take in connection with the performance of its indemnification obligations hereunder.

(c) Claims for Losses specified in any Certificate to which an Indemnifying Party shall not object in writing within forty-five (45) days of receipt of such Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 9.3 (b), and claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 9.3(b) or shall have been settled with the consent of the Indemnifying Party, as described in Section 9.4, are hereinafter referred to, collectively, as “Agreed Claims”. Within ten (10) Business Days of the determination of the amount of any Agreed Claim, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.

Section 9.4 Third-Party Claims. (a) If a claim by a third party is made against any Indemnified Party with respect to which the Indemnified Party intends to seek indemnification hereunder for any Loss under this Article IX (other than a claim with respect to Taxes, the procedures for which are covered exclusively in Section 8.6), the Indemnified Party shall promptly notify the Indemnifying Party of such claim. The Indemnifying Party shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, any third party claim, action, suit or proceeding (a “Third-Party Claim”), and the Indemnifying Party may compromise or settle the same; provided, however, that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise or settlement and shall not compromise or settle any claim without the Indemnified Party’s written consent (not to be unreasonably withheld, conditioned or delayed) unless such settlement relates solely to money damages, includes a full release of the Indemnified Party and does not commit the Indemnified Party to take, or to forbear from taking, any action. No Indemnified Party may compromise or settle any Third-Party Claim for which it is seeking indemnification hereunder without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such action or suit through counsel chosen by the Indemnified Party, provided, however, that the fees and expenses of such counsel shall be borne by the Indemnified Party. If the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third-Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense or prosecution of any Third-Party Claim at the Indemnifying Party’s expense.

(b) The parties hereto shall cooperate in the defense or prosecution of any Third-Party Claim, with such cooperation to include (i) the retention (from and after the time such party obtains actual knowledge of such Third Party Claim) and the provision by each party to the other of its records and information that are reasonably relevant to such Third-Party Claim (provided such disclosure can be made without waiving the attorney-client privilege, if any, related thereto and any party may condition such disclosure on delivery to it of non-disclosure agreements in such form as it reasonably requests), and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

Section 9.5 Survival of Representation. All representations and warranties made herein, and all indemnification obligations, under Sections 5.5(b), 9.1 and 9.2 with respect thereto, shall terminate and expire on, and no action or proceeding seeking damages or other relief for breach of any thereof or for any misrepresentation or inaccuracy with respect thereto shall be commenced after, the eighteen (18) month anniversary of the Closing Date, unless prior to such anniversary date a claim for indemnification with respect thereto shall have been made, with reasonable specificity, by delivery of a Certificate in accordance with Section 9.3; provided, however, that the representations and warranties of Sellers contained in (A) Section 3.10 (Environmental Matters) shall survive the Closing until the sixth (6th) anniversary of the Closing Date, and (B) Sections 3.14(c) (Title), 3.15 (Employee Benefits Plans) and 3.16 (Taxes) shall survive until, and for an additional sixty (60) days following, the expiration of the applicable statute of limitations (including and after giving effect to any and all waivers or extensions thereof); provided, further, that the representations and warranties of Sellers contained in Sections 3.2 (Corporate Authority; Binding Effect) and 3.3 (Conveyed Companies; Capital Structure) shall survive indefinitely; and provided, further, that the representations and warranties of (1) Purchaser and Purchaser Parent contained in Section 4.2 (Corporate Authority), and (2) Purchaser Parent contained in Section 12.1(c), shall survive indefinitely.

Section 9.6 Certain Limitations. (a) Notwithstanding the other provisions of this Agreement to the contrary, neither Seller shall have any indemnification obligations for misrepresentation or breach of warranty under Section 9.1(a)(iii) unless and until the aggregate amount of all Losses suffered by Purchaser under Section 9.1(a)(iii) for which Purchaser would be entitled to indemnification exceeds $5,000,000 (the “Purchaser Threshold”), whereupon, provided the other requirements of this Article IX have been complied with, Sellers shall indemnify and hold Purchaser harmless for Losses in excess of $1,000,000 as herein provided; except that: (i) Purchaser shall not have any right to indemnification with respect to any individual Loss arising from a misrepresentation or breach of warranty that is less than $35,000; (ii) no such Loss shall be taken into account in determining whether, or to what extent to which, the Purchaser Threshold has been met or exceeded; and (iii) the aggregate amount of Losses recoverable under Section 9.1(a)(iii) by Purchaser shall be limited to $26,000,000; provided, however, that the foregoing limitations for indemnification contained in this Section 9.6 shall not apply to Losses which arise from a breach of representations and warranties (x) contained in Sections 3.2 (Corporate Authority; Binding Effect), 3.3 (Conveyed Companies; Capital Structure), and 3,16 (Taxes), or (y) contained in this Agreement if such Losses have been finally adjudicated to have arisen directly from the pre-Closing willful misconduct or fraudulent acts of any Business Employee, Seller Corporation or Conveyed Company (it being understood that to the extent any such Losses resulted from the continuing willful misconduct or fraudulent acts after the Closing, the Sellers’ indemnification obligation under this Section 9.6(a)(y) shall be limited to the Losses allocable to the pre-Closing period willful misconduct or fraudulent acts); and provided, further, that Sellers shall in no event have any obligation to Purchaser with respect to aggregate Losses recoverable by Purchaser as provided in the immediately preceding proviso under Section 9.1 (a) or Article VIII in excess of the Aggregate Purchase Price.

(b) Notwithstanding the other provisions of this Agreement to the contrary, Purchaser shall not have any indemnification obligations for misrepresentation or breach of warranty under Section 9.2(a)(iii) unless and until the aggregate amount of all Losses suffered by Sellers under Section 9.2(a)(iii) for which it would be entitled to indemnification exceeds $1,300,000 (the “Seller Threshold”), whereupon, provided the other requirements of this Article IX have been complied with, Purchaser shall indemnify and hold harmless Sellers for Losses as herein provided; except that the aggregate amount of Losses recoverable under Section 9.2(a)(iii) by Sellers shall be limited to $26,000,000; provided, however, that the foregoing limitations for indemnification contained in this Section 9.6 shall not apply to Losses which arise from a breach of representations and warranties contained’ in Section 4.2 (Corporate Authority) or Section 12.1(c); and provided, further, that Purchaser shall in no event have any obligation to Sellers with respect to aggregate Losses recoverable by Sellers as provided in the immediately preceding proviso under Section 9.2(a) or Article VIII in excess of the Aggregate Purchase Price.

Section 9.7 Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under Section 9.1 or 9.2 shall be net of (i) any accruals or reserves on the financial statements referenced in Section 3.6 established for such Loss, (ii) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party but net of the cost of such recovery, and (iii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss but net of the cost of recovery (each Person named in clauses (ii) and (iii), a “Collateral Source”). The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence; provided, however, that the Indemnifying Party will then be responsible for pursuing such claim at its own expense. In furtherance of the foregoing, each of Sellers and Purchaser agree to, and to cause their Affiliates to, in their capacities as Indemnified Persons (x) in good faith, diligently seek recovery, at its or their own expense, of all such proceeds from Collateral Sources with respect to all Losses with respect to which it or they make a claim for indemnification under this Article IX and (b) keep the Indemnifying Party informed of all material matters related thereto. If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Sections 9.1 or 9.2 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party to this Article IX, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article IX had such determination been made at the time of such payment, and any excess recovery from a Collateral Source shall be paid over to the Indemnified Party.

Section 9.8 Sole Remedy/Waiver. (a) The parties hereto acknowledge and agree that, in the event that the Closing occurs, the remedies provided for in this Agreement shall be the parties’ sole and exclusive remedy for any misrepresentations or breach of warranties contained in this Agreement. In furtherance of the foregoing, the parties hereby waive, effective upon the occurrence of the Closing, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against either Seller, the Seller Corporations or any of their Representatives, or Purchaser or any of its Representatives, as the case may be, arising under or based upon any Law (including any such Law relating to environmental matters or arising under or based upon any securities Law, common Law or otherwise) for any misrepresentations or breach of warranties contained in this Agreement.

(b) Each party hereto further acknowledges and agrees that its obligations to fulfill the covenants set forth in this Agreement applicable to it are unique and that any breach or threatened breach of any of its obligations under any such covenants may result in irreparable harm and substantial damages to the other party. Accordingly, in the event of a breach or threatened breach by either party of any covenant set forth in this Agreement, the other party here to shall have the right, in addition to exercising any other remedies at law or equity which may be available to it under this Agreement or otherwise, to obtain ex parte, preliminary, interlocutory, temporary or permanent injunctive relief, specific performance and other equitable remedies in any court of competent jurisdiction, to prevent the breach, and/or to prevent the continuance of any breach, of any such covenant, together with an award or judgment for any and all damages, losses, liabilities, expenses and costs incurred by the non-breaching party as a result of such breach or threatened breach. Each party expressly waives any requirement based on any statute, rule or procedure, or other source, that the other party post a bond as a condition of obtaining any of the above-described remedies.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written mutual agreement of Purchaser and Sellers;

(b) by Purchaser, if any of the representations or warranties of Sellers contained in this Agreement are inaccurate or untrue in any material respect, or Sellers have failed to discharge and fulfill any of their covenants or agreements contained in this Agreement in any material respect, and the inaccuracy or failure has not been, or cannot be, cured within thirty (30) days after notice of the failure, inaccuracy or untruth has been given to Sellers;

(c) by Sellers, if any of the representations or warranties of Purchaser contained in this Agreement are inaccurate or untrue in any material respect, or Purchaser has failed to discharge and fulfill any of its covenants or agreements contained in this Agreement in any material respect, and the inaccuracy or failure has not been, or cannot be, cured within thirty (30) days after notice of the failure, inaccuracy or untruth has been given to Purchaser;

(d) by Purchaser, if the Closing shall not have occurred on or prior to the date which is nine (9) months after the date hereof (the “Purchaser Break Date”) due to the failure of Purchaser or any Affiliate (including any Purchaser Designee) to obtain any of the Governmental Consents listed on Schedule 10.1(d) (collectively, the “Closing Consents”) for any reason whatsoever and, not earlier than five (5) Business Days prior to, and not later than on, the Purchaser Break Date Purchaser shall have given written notice to Sellers that Purchaser elects to terminate this Agreement. The failure by Purchaser to give the notice referred to in the immediately preceding sentence or any notice described in Sections 10.2(a)(i) or (ii), or the failure of the Closing to occur on the proposed Closing Date specified by the Purchaser in the notice described in Section 10.2(a)(i), shall be deemed to be an election by Purchaser to terminate this Agreement pursuant to this Section 10.1 (d);

(e) by Sellers, if Purchaser has made the election described in Section 10.2(a)(ii) and (x) the Closing shall not have occurred on or prior to the date which is one (1) year after the date hereof (the “Anniversary Break Date”) due to the failure of Purchaser or any Affiliate (including any Purchaser Designee) to obtain any of the Closing Consents for any reason whatsoever, and (y) Sellers shall have given written notice to Purchaser that Sellers elect to terminate this Agreement. The failure by Sellers to give the notice referred to in subclause (y) of the immediately preceding sentence or any notice described in Section 10.2(b) shall be deemed to be an election by Sellers pursuant to Section 10.2(b) to require Purchaser to continue to use its commercially reasonable efforts under this Agreement to obtain the Closing Consents;

(f) by either Sellers or Purchaser (so long as the terminating party is not then in breach of its material obligations under this Agreement (including under Section 5.3)), if Sellers have given written notice to Purchaser pursuant to Section 10.2(b) to continue its efforts to obtain the Closing Consents and the Closing shall not have occurred on or prior to the date which is fifteen (15) months after the date hereof; or

(g) by either Sellers or Purchaser if any court of competent jurisdiction or other competent Governmental Authority shall have issued a Governmental Order or taken any other action permanently restraining, enjoining or otherwise permanently prohibiting the transactions contemplated by this Agreement and such Governmental Order or other action shall have become final and nonappealable.

Section 10.2 Alternatives to Termination. (a) If the Closing shall not have occurred on or prior to the Purchaser Break Date and Purchaser does not elect to terminate this Agreement, as provided in Section 10.1(d), Purchaser shall, not earlier than five (5) Business Days prior to, and not later than on, the Purchaser Break Date, give written notice to Sellers of Purchaser’s election either to (i) consummate the Closing, in which case Purchaser’s notice must designate a Closing Date which shall be a date which is not earlier than six (6) nor later than ten (10) calendar days after the expiration of the five (5) Business Day period referred to in Section 10.l(d), or (ii) continue to use its commercially reasonable efforts pursuant to this Agreement to obtain the Closing Consents.

(b) If the Closing shall not have occurred on or prior to the Anniversary Break Date and Sellers do not wish to elect to terminate this Agreement, as provided in Section 10.1(e), Sellers shall, not earlier than five (5) Business Days prior to, and not later than on, the Anniversary Break Date, give written notice to Purchaser of Sellers’ election to require Purchaser to continue to use its commercially reasonable efforts under this Agreement to obtain the Closing Consents.

Section 10.3 Effect of Termination

(a) In the event of the termination of this Agreement in accordance with Section 10.1 hereof, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 10.3 and in Sections 5.1 (Information and Documents), 11.1 (Notices), 11.6 (Public Disclosure), 11.7 (Return of Information), 11.8 (Expenses), 11.10 (Governing Law; Jurisdiction), 12.1 (Guarantees of Purchaser Parent), and 12.2 (Guaranty of Seller Parent) hereof, and except that nothing herein will relieve any party from Liability for any intentional breach of any covenant set forth in this Agreement prior to such termination.

(b) In the event this Agreement shall be terminated and at such time any party is in material breach of or default under any term or provision hereof, such termination shall be without prejudice to, and shall not affect, any and all rights to damages that the other party may have hereunder or otherwise under applicable Law.

(c) Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated: (i) by Purchaser and Sellers pursuant to Section 10.1 (a), or by Purchaser pursuant to Section 10.1(b), then Sellers shall refund the Deposit in its entirety to Purchaser, which refund shall be Purchaser’s and Sellers’ sole and exclusive remedy in connection with such termination under Section 10.1(a) and Purchaser’s sole and exclusive remedy in connection with such termination under Section 10.1(b); (ii) by Sellers pursuant to Section 10.1(c), then Sellers shall retain the Deposit in its entirety and Purchaser shall have no rights in respect thereof, as Sellers’ sole and exclusive remedy in connection with such termination; (iii) by Purchaser pursuant to Section 10.1(d), then Sellers shall retain the Deposit in its entirety and Purchaser shall have no rights in respect thereof, as Sellers’ sole and exclusive remedy in connection with such termination; (iv) by Sellers pursuant to Section 10.l(e), then Sellers shall retain the Deposit in its entirety and Purchaser shall have no rights in respect thereof, as Sellers’ sole and exclusive remedy in connection with such termination; (v) by Purchaser or Sellers pursuant to Section 10.1(f), then Sellers shall refund the Deposit in its entirety to Purchaser, which refund shall be Purchaser’s and Sellers’ sole and exclusive remedy in connection with such termination; and (vi) by Purchaser or Sellers pursuant to Section 10.1 (g), then Sellers shall retain the Deposit in its entirety and Purchaser shall have no rights in respect thereof, as Sellers’ and Purchaser’s sole and exclusive remedy in connection with such termination.

(d) If this Agreement is terminated in accordance with Section 10.1, Purchaser agrees that the prohibition in the Confidentiality Agreement restricting Purchaser’s ability to solicit any Business Employee to join the employ of Purchaser or any of its Affiliates shall be extended to a period of three (3) years from the date of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and deemed to have been duly given (i)five (5) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile transmission, if receipt thereof is confirmed by machine generated receipt, (iii) when delivered, if delivered personally to the intended recipient and (iv) two (2) Business Days following deposit with a nationally recognized overnight courier service, in each case addressed as follows:

To Sellers and/or Seller Parent:

Tyco International (US), Inc.

9 Roszel Road

Princeton, New Jersey 08540

Attn: Mark Armstrong

Telephone: (609)720-4315

Facsimile:  (609)720-4506

and

TyCom (US) Holdings, Inc.

9 Roszel Road

Princeton, New Jersey 08540

Attn: M. Brian Moroze, Esq.

Telephone: (603) 334-3970

Facsimile:  (603) 334-3979

with a copy (which shall not constitute notice) to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Attn: Neal F. Grenley, Esq.

Telephone: (212)819-8200

Facsimile:   (212)354-8113

To Purchaser and/or Purchaser Parent:

VSNL Bermuda, Ltd.

c/o Videsh Sanchar Nigam Limited

Lokmanya Videsh Sanchar Bhavan

Kashinath Dhuru Marg, Prabhadevi

Mumbai, India 400028.

Attention: Mr. N. Srinath

Telephone: 011-91-22-56669040

Facsimile:  011-91-22-56669039

and

Videsh Sanchar Nigam Limited

Videsh Sanchar Bhawan

Mahatma Ghandi Road

Mumbai, India 400001

Attention: Satish Ranade, Esq.

Telephone: 011-91-22-56592354

Facsimile:  011-91-22-56592144

with a copy (which shall not constitute notice) to:

Kelley Drye & Warren LLP

1200 19th Street, N.W., Suite 500

Washington, D.C. 20036

Attention: Robert Aamoth, Esq.

Telephone: (202) 955-9600

Facsimile:  (202) 955-9792

and

Kelley Drye & Warren LLP

8000 Towers Crescent Drive, Suite 1200

Vienna, Virginia 22182

Attention: Jay Schifferli, Esq.

Telephone: (703)918-2394

Facsimile:  (703)918-2450

Section 11.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Sellers, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.3 Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, except that Purchaser may, without such consent, upon not less than five (5) Business Day’s notice to Sellers, assign prior to the Closing some or all of Purchaser’s rights and obligations under this Agreement to one or more of direct or indirect wholly-owned Subsidiaries of Purchaser Parent that are newly formed corporations or other legal entities that have not conducted any business prior to the Closing (each such Subsidiary, a “Purchaser Designee”); provided, however, that no such assignment by Purchaser shall relieve Purchaser of any of its obligations hereunder; and provided, further, that no such assignment shall materially delay the consummation of the transactions contemplated hereby or cause the Purchaser or any Purchaser Designee to have to obtain the consent of any Person to the consummation of the transactions contemplated hereby (other than the consents set forth on Schedule 4.4).

Section 11.4 Entire Agreement. This Agreement (including all Schedules and Exhibits hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for (i) the Confidentiality Agreement which will remain in full force and effect for the term provided for therein if this Agreement is terminated in accordance with Section 10.1 and (ii) any written agreement of the parties that expressly provides that it is not superseded by this Agreement. Notwithstanding anything in any Local Implementing Agreement to the contrary, if there is any conflict between the provisions of any Local Implementing Agreement and this Agreement, the terms of this Agreement shall control other than with respect to any matters of local Law that govern such Local Implementing Agreement.

Section 11.5 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Sellers, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement. Each Seller and Purchaser covenant and agree that none of them will merge, liquidate, reorganize or otherwise enter into any similar transaction with the intent of avoiding any of their respective obligations hereunder.

Section 11.6 Public Disclosure. Notwithstanding anything herein to the contrary, each of the parties to this Agreement hereby agrees with the other parties hereto that, except as may be required to comply with the requirements of any applicable Laws, and the rules and regulations of each stock exchange upon which the securities of one of the parties is listed, if any, no press release or similar public announcement or communication shall be made concerning the execution or performance of this Agreement unless the parties shall have consulted in advance with respect thereto.

Section 11.7 Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return to Sellers all books and records furnished by Sellers, any other Seller Corporation, any Conveyed Company or any of their respective Representatives (including all copies, summaries and abstracts, if any, thereof) in accordance with the terms of the Confidentiality Agreement, or shall certify in writing that all copies of such books and records (including all copies, summaries and abstracts, if any, thereof) have been destroyed.

Section 11.8 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

Section 11.9 Schedules. (a) The disclosure of any matter in any Schedule to this Agreement, as may be amended or supplemented prior to the Closing, shall be deemed to be a disclosure for all purposes of this Agreement, but shall expressly not be deemed to constitute an admission by Sellers or Purchaser, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

(b) If on any date on or prior to the Closing Date, any of the information in any Schedule found to be not true, accurate or complete in all material respects on and as of such date, Sellers shall be entitled, upon receipt of written approval of Purchaser in its sole discretion, to amend the Schedules to make such additions to or modifications of such Schedules as are necessary to make the information set forth therein true, accurate and complete in all material respects, and-such Schedules shall thereupon be deemed amended to reflect such additions and modifications; provided, that no such amendment shall (x) relieve Sellers of any of their obligations, if any, with respect to the accuracy of their representations and warranties set forth in this Agreement or of Sellers’ obligations to comply with their covenants and other agreements applicable to them set forth in this Agreement, or (y) expand or modify in any manner of any of the Purchaser’s or Purchaser Parent’s rights or remedies (including any indemnification rights) hereunder. All statements or other information contained in any Schedule shall be deemed contained in all Schedules where such disclosure is reasonably apparent.

Section 11.10 Governing Law; Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflicts of law principles of such state.

(b) With respect to any suit, action or proceeding relating to this Agreement (each, a “Proceeding”), each party hereto irrevocably (i) agrees and consents to be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have any jurisdiction over such party. Purchaser hereby irrevocably designates, appoints and empowers Kelley Drye & Warren LLP, c/o its Managing Attorney, with offices located at 101 Park Avenue, New York, NY 10178, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf service of any legal process, summons notices and documents which may be served in any such Proceeding. If for any reason Kelley Drye & Warren LLP is unable or unwilling to continue to act as such designee, appointee and agent, Purchaser agrees to immediately appoint a successor designee, appointee and agent in New York City acceptable to Sellers.

(c) EACH OF PURCHASER AND THE SELLERS HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION AS BETWEEN THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO. EACH OF PURCHASER AND THE SELLERS (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(c)

Section 11.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

Section 11.12 Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 11.13 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 11.14 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid, illegal or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

ARTICLE XII

GUARANTEES

Section 12.1 Guarantees of Purchaser Parent, (a) Purchaser Parent is executing this Agreement to guaranty the performance of Purchaser hereunder (other than Purchaser’s obligations under Section 5.13, which are the subject of Section 12.1(b) hereof exclusively) and any agreement executed pursuant to this Agreement. Purchaser Parent hereby guarantees unconditionally and as a primary obligation that Purchaser shall perform all its obligations and assume all its Liabilities contained in this Agreement and any agreement executed pursuant to this Agreement (including all Liabilities for all Real Property Leases, IRUs, Equipment Leases, Governmental Authorizations, Assumed Contracts, agreements, leases, licenses, or rights as set forth on Schedule 12.1 (a) that are not included in the Purchased Assets or assigned to Purchaser at the Closing that are subject to the terms and conditions of Section 2.3). If Purchaser fails to perform any such obligations and Liabilities, Purchaser Parent shall upon the written request of Sellers, immediately perform such obligations. This guaranty shall apply regardless of any amendments, variations, alterations, waivers or extensions to this Agreement or any agreement executed pursuant to this Agreement, whether or not Purchaser Parent received notice of the same and Purchaser Parent waives all need for notice of the same. In no event shall Purchaser Parent’s obligations under this Section 12.1 (a) exceed the Aggregate Purchase Price, and to the extent any of the agreements, leases, licenses or rights set forth on Schedule 12.1(a) are assigned to Purchaser after the Closing, the amount of Purchaser Parent’s guarantee under this Section 12.1 (a) shall automatically be reduced by the aggregate exposure to Sellers or their Affiliates under each such assigned agreement, lease, license or right but in no event shall such amount be reduced below Purchaser’s potential indemnification obligations under Sections 8.6(c) or 9.2 (subject to any limitations to such indemnification obligations as set forth in this Agreement). Notwithstanding anything in this Section 12.1 (a) to the contrary, (i) the amount of Purchaser Parent’s guarantee in respect of Purchaser’s potential indemnification obligations under Section 9.2 shall in no event exceed $50,000,000; and (ii) Purchaser Parent shall be entitled to the same defenses to performance and payment under this Section 12.1 (a) as Purchaser would otherwise be entitled to under this Agreement.

(b) In addition to the guarantee of Purchaser Parent contained in Section 12.1(a), Purchaser Parent hereby guarantees unconditionally and as a primary obligation that Purchaser shall perform all its obligations and assume all its indemnification obligations and other Liabilities described in Section 5.13 in connection with any Parent Guarantee set forth on Schedule 5.13(a) for which the underlying guarantee of the relevant Affiliate of Sellers has not been terminated, replaced, released or substituted at or prior to the Closing in accordance with Section 5.13(a). If Purchaser fails to perform any such obligations and Liabilities, Purchaser Parent shall upon the written request of Sellers, immediately perform such obligations. This guaranty shall apply regardless of any amendments, variations, alterations, waivers or extensions to this Agreement or any agreement executed pursuant to this Agreement, whether or not Purchaser Parent received notice of the same and Purchaser Parent waives all need for notice of the same. In no event shall Purchaser Parent’s obligations under this Section l2.1(b) in respect of any Purchaser Parent guarantee exceed the lesser of the aggregate exposure under such Parent Guarantee as set forth on Schedule 5.13(a) and the aggregate exposure under such Parent Guarantee at the time such guarantee is called by the beneficiary thereof. Notwithstanding anything in this Section 12.1(b) to the contrary, Purchaser Parent shall be entitled to the same defenses to performance and payment under this Section 12.1(b) as the Purchaser would otherwise be entitled to under this Agreement.

(c) Purchaser Parent is a limited company duly organized, validly existing and in good standing under the Laws of the Republic of India. Purchaser Parent has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, and the performance of Purchaser Parent’s obligations hereunder, have been, or will have been at the Closing, duly authorized by all requisite corporate action other corporate action on the part of Purchaser Parent is necessary to authorize the execution, delivery and performance of this Agreement This Agreement, assuming the due execution and delivery of this Agreement by Sellers, constitutes a valid and binding obligation of Purchaser Parent, enforceable against Purchaser Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(d) The execution, delivery and performance by Purchaser Parent of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser Parent; (ii) result in a breach of, or default under, or right to accelerate with respect to, any term or provision of any contract, commitment or other obligation to which Purchaser Parent or any of its Affiliates is a party or is subject; or (ii) violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Purchaser Parent is subject.

(e) The execution, delivery and performance by Purchaser Parent of this Agreement and the transactions contemplated hereby do not require any consents, waivers, authorizations or approvals of, or filings with, any third Persons which have not been obtained by Purchaser Parent.

(i) As of the date hereof and on the Closing Date, Purchaser Parent has and will have sufficient funds to perform its obligations under this Agreement.

Section 12.2 Guaranty of Seller Parent. (a) Seller Parent is executing this Agreement to guaranty the performance of Sellers under this Agreement and any agreement executed pursuant to this Agreement. Seller Parent hereby guarantees for a period of ten (10) years commencing on the date hereof unconditionally and as a primary obligation that Sellers shall perform all their obligations and assume all their liabilities contained in this Agreement and any agreement executed pursuant to this Agreement. If Sellers fail to perform any such obligations and liabilities, Seller Parent shall upon the written request of the Purchaser, immediately perform such obligations. This guaranty shall apply regardless of any amendments, variations, alterations, waivers or extensions to this Agreement or any agreement executed pursuant to this Agreement, whether or not Seller Parent received notice of the same and Seller Parent waives all need for notice of the same. In no event shall Seller Parent’s obligations under this Section 12.2 exceed the Aggregate Purchase Price. Notwithstanding anything in this Section 12.2(a) to the contrary, (i) the amount of Seller Parent’s guarantee in respect of Sellers’ potential indemnification obligations under Section 9.1 (a) shall in no event exceed $50,000,000; and (ii) Seller Parent shall be entitled to the same defenses to performance and payment under this Section 12.2(a) as the Sellers would otherwise be entitled to under this Agreement.

(b) Seller Parent is a company duly organized, validly existing and in good standing under the Laws of the country of Luxembourg. Seller Parent has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, and the performance of Seller Parent’s obligations hereunder, have been, or will have been at the Closing, duly authorized by all requisite corporate action other corporate action on the part of Seller Parent is necessary to authorize the execution, delivery and performance of this Agreement. This Agreement, assuming the due execution and delivery of this Agreement by the Sellers, constitutes a valid and binding obligation of Seller Parent, enforceable against Seller Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c) The execution, delivery and performance by Seller Parent of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Seller Parent; (ii) result in a breach of, or default under, or right to accelerate with respect to, any term or provision of any contract, commitment or other obligation to which Seller Parent or any of its Affiliates is a party or is subject; or (ii) violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Seller Parent is subject.

(d) The execution, delivery and performance by Seller Parent of this Agreement and the transactions contemplated hereby do not require any consents, waivers authorizations or approvals of, or filings with, any third Persons which have not been obtained by Seller Parent.

(e) As of the date hereof and on the Closing Date, Seller Parent has and will have sufficient funds to perform its obligations under this Agreement.

*     *     *     *     *

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

TYCOM (US) HOLDINGS, INC.

By:	/s/ Mark P. Armstrong
Name:	Mark P. Armstrong
Title:	V.P. Merger & Acquisitions

TYCO GLOBAL NETWORKS LTD.

By:	/s/
Name:
Title:

TYCO INTERNATIONAL GROUP, S.A. (solely with respect to Sections 9.8, 10.3, 11.1, 11.10 and 12.2)

By:	/s/ MICAELANGELO F. STEFANI
Name:	MICAELANGELO F. STEFANI
Title:	MANAGING DIRECTOR

VSNL BERMUDA LTD,

By:	/s/ SRINATH NARASIMHAN
Name:	SRINATH NARASIMHAN
Title:	DIRECTOR

VIDESH SANCHAR NIGAM LIMITED (solely with respect to Article IV and Sections 5.3(b), 53(d), 7.1, 7.2, 8.2, 9.5, 9.8, 10.3, 11.1, 11.3, 11.9(b), 11.10 and 12.1)

By:	/s/ SRINATH NARASIMHAN
Name:	SRINATH NARASIMHAN
Title:	DIRECTOR (OPERATIONS)